                                                                     EXHIBIT 99

                             FINANCIAL INFORMATION
        (TO BE INCLUDED IN THE ANNUAL REPORT TO SHAREHOLDERS FOR 1997)

                               FINANCIAL REVIEW

RESULTS OF OPERATIONS

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                       DOLLARS AND SHARES IN
                                                              MILLIONS
                                                      (EXCEPT PER SHARE DATA)
Net sales........................................... $5,046.8 $4,584.1 $4,781.5
Operating profit.................................... $  285.8 $  165.7 $  328.5
Net income.......................................... $  119.3 $   45.7 $  146.8
Net income per common share......................... $   2.25 $    .75 $   2.70
Average shares outstanding..........................     48.9     48.8     47.3

  The Company reported consolidated net income of $119.3 million, or $2.25 per share, in 1997, a substantial improvement over the $45.7 million net income, or $.75 per share, earned in 1996. The major factors in this improved performance were higher operating profit at the Steel Manufacturing Segment and lower interest expense resulting from the Company's recapitalization program. The 1997 consolidated net income includes net income of $8.4 million, or $.17 per share, related to unusual items, which consisted of gains from asset sales, a pension curtailment gain at the Materials Distribution Segment, and a partial offset from additional restructuring provisions at the Steel Manufacturing Segment.

  Net income for 1996 included a net loss of $20.9 million, or $.43 per share, related to unusual items, which consisted of losses on the early extinguishment of debt and a salaried workforce reduction provision, offset in part by a gain from the issuance of subsidiary stock. In 1995, the Company experienced its second-best year for operating profit performance, reporting net income of $146.8 million, or $2.70 per share, second only to the Company's 1988 record year.

  Net sales increased 10 percent in 1997 to $5.0 billion. The major factor in this improvement was increased sales in the Materials Distribution Segment reflecting primarily the impact of acquisitions completed during 1997. In 1996, net sales decreased 4 percent from 1995 due primarily to lower average selling price.

  The Company undertook a recapitalization program in 1996 which included an initial public offering for approximately 13 percent of the interest in Ryerson Tull, Inc. ("RT"). The issuance of RT Class A common stock to unaffiliated third parties resulted in the creation of a minority interest in the materials distribution part of the business and the recognition of a $31.4 million pretax gain by the Company. Also included in the 1996 recapitalization program was a $250 million public issuance of debt at RT and the subsequent tender for the Company's 12 3/4% Notes and Inland Steel Company's Series T 12% First Mortgage Bonds. As a result of the early redemption of a majority of the Industries Notes and Series T Bonds, as well as the early redemption of Pollution Control Project No. 9 Bonds associated with their refinancing, the Company recognized an extraordinary after-tax loss of $23.3 million, $36.9 million before tax, in 1996.

  On the international front, the Company formed a joint venture in 1997 with The Tata Iron and Steel Company, Ltd. to operate steel service centers in India. The joint venture commenced operations in the fourth quarter of 1997 at an acquired facility. The Company has a similar joint venture in China with Baoshan Iron and Steel Corporation, with construction currently under way for a steel service center facility in Shanghai. International activities were not material to the financial results of the Company in any of the years presented.

STEEL MANUFACTURING SEGMENT

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                         DOLLARS AND TONS IN
                                                               MILLIONS
Net sales............................................ $2,467.5 $2,397.3 $2,513.3
Operating profit..................................... $  143.8 $   48.0 $  181.7
Net tons shipped.....................................      5.3      5.1      5.1

  Inland Steel Company reported markedly improved operating profit of $143.8 million in 1997 as compared with $48 million in 1996. The major factors in the year-to-year improvement were an improved cost structure and higher volume. Net sales increased 3 percent due entirely to an increase in the volume of steel mill products shipped as average selling price remained virtually unchanged. Operating profit was negatively impacted in 1997 by $1 million, representing the net effect of a $10 million adjustment to provisions for previously discontinued raw material operations primarily related to retiree health care and other benefit costs, which was offset in part by a $9 million gain on the sale of Inland Steel Company's interest in the Wabush iron ore property.

  Inland Steel Company continued to effect improvements in operations during 1997 as it did during 1996. Raw steel tons produced increased to 5.8 million tons in 1997 from 5.5 million tons in 1996 reflecting the 4.9 percentage point year-over-year improvement in capability utilization. Inland Steel Company operated at 97 percent of its raw steelmaking capability in 1997, compared with 92 percent in 1996 and 90 percent in 1995. Increases were also achieved in both the percentage of raw steel that was produced into prime product and in prime product shipments. The combined effect of these improvements, as well as productivity and other cost improvements, resulted in the enhanced operating performance compared with 1996.

  In 1996, Inland Steel Company reported $48 million of operating profit compared with an operating profit of $182 million in 1995. Net sales decreased 5 percent in 1996 as compared with 1995, due primarily to a 5 percent decrease in average selling price. This decline in average selling price was the primary factor in the fall-off of operating profit in 1996. The volume of steel mill products shipped was unchanged from 1995 to 1996. Also contributing to the operating profit decline in 1996 was a $26.3 million workforce reduction provision related to a downsizing of the salaried workforce.

  In 1995, Inland Steel Company offered a voluntary retirement package which was accepted by approximately 300 salaried employees resulting in a charge of $35 million. Also in 1995, Inland Steel Company reversed $65 million of unused reserves from the balance sheet and recorded a corresponding credit to income. This reversal resulted from the completion of a workforce reduction program announced in 1991. The final computation of the employee benefit costs required for the 1991 program resulted in unused reserves, due to differences between the 1991 projections and the actual makeup of the population leaving the Company. Inland Steel Company also increased other reserves by $16 million in 1995, primarily related to employee benefits at previously discontinued raw material operations and environmental matters.

  Inland Steel Company, under the I/N Kote partnership agreement, supplies all of the steel for the joint venture and, with certain limited exceptions, is required to set the price of that steel to assure that I/N Kote's expenditures do not exceed its revenues. Since 1993, Inland Steel Company's sales prices exceeded its costs of production but were less than the market prices for cold rolled steel products. Because I/N Kote expenditures include principal payments and a provision for return on equity to the partners, Inland Steel Company's ability to realize higher prices on its sales to I/N Kote depends on the facility continuing near-capacity operations and obtaining appropriate pricing for its products.

  In the 1996 fourth quarter, Inland Steel Company reached an agreement with Sun Coal and Coke Company and a unit of NIPSCO Industries for a heat recovery coke battery and an associated energy recovery and flue-gas- desulphurization facility, to be located on land leased from Inland Steel Company at its Indiana Harbor Works. Sun designed, built, financed and will operate the cokemaking portion of the project. A unit of NIPSCO Industries designed, built, financed and will operate the portion of the project which will clean the coke plant's flue gas and convert the heat into steam and electricity. Sun, the NIPSCO unit and other third parties will invest approximately $350 million in the project. Inland Steel Company has committed to purchase, for approximately 15 years, 1.2 million tons of coke annually from the facility on a take-or-pay basis, as well as energy produced by the facility through a tolling arrangement. The facility is designed to be the primary coke source for the largest blast furnace at the Indiana Harbor Works and is expected to commence operations in the first quarter of 1998. Inland Steel Company also advanced $30 million during construction of the project, which is recorded as a deferred asset on the balance sheet and will be credited against required cash payments during the second half of the energy tolling arrangement.

MATERIALS DISTRIBUTION SEGMENT

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                         DOLLARS AND TONS IN
                                                               MILLIONS
Net sales............................................ $2,789.4 $2,394.0 $2,450.1
Operating profit..................................... $  144.2 $  120.0 $  148.7
Net tons shipped.....................................     3.02     2.51     2.35

  RT, consisting of Joseph T. Ryerson & Son, Inc., including its Ryerson Coil Processing Company division, J. M. Tull Metals Company, Inc., and a 50 percent interest in the Ryerson de Mexico joint venture, reported 1997 net sales of $2.8 billion, a 17 percent increase from 1996. Included in 1997 results are sales from facilities acquired during the year and discussed below. Sales from these facilities since their acquisitions accounted for approximately three-fourths of the sales increase over the prior year. Also contributing to higher sales were increases in sales volumes at facilities owned prior to the acquisitions, partially offset by lower average selling prices. Volumes at facilities owned prior to the acquisitions increased 9 percent from the prior year while average selling prices declined 4 percent.

  During 1997, RT acquired Thypin Steel Co. ("Thypin"), Inc., Omni Metals, Inc. ("Omni") and the assets of Cardinal Metals, Inc. ("Cardinal") for an aggregate of $139.9 million in cash and the assumption of existing debt. RT acquired Thypin and Cardinal during the first quarter and Omni in the third quarter.

  During 1997, RT continued its strong focus on cost control, lowering operating costs, excluding the costs of materials sold, to $163 per ton from $174 per ton in 1996. Year-to-year productivity improvements were realized as tons shipped per employee increased 11 percent. Benefits derived from these and other cost improvements, along with an $8.9 million gain from the sale of plant facilities in Boston and Jersey City and an $8.9 million pension curtailment gain, served to more than offset lower selling prices and resulted in RT reporting operating profit of $144.2 million in 1997 compared with $120.0 million in 1996.

  Effective January 1, 1998, RT froze its defined benefit pension plan for certain salaried employees and instituted a defined contribution plan. The change to the plan resulted in the pension curtailment gain of $8.9 million recorded by RT in 1997.

  In 1996, net sales decreased 2 percent compared with 1995 to $2.4 billion. A 9 percent decline in average selling price was, in large part, offset by a 7 percent increase in volume. While total operating costs, excluding the costs of materials sold, increased in 1996 from 1995, such costs on a per ton basis declined to $174 in 1996 from $182 in 1995. The impact of lower selling prices was the major factor in the $28.7 million decrease in operating profit from 1995 to 1996.

LIQUIDITY AND FINANCING

  The Company finished 1997 with cash and cash equivalents of $97 million compared with $238 million at year-end 1996. The decrease in cash was primarily due to the acquisitions at the Materials Distribution Segment and the repayment of debt assumed in the acquisitions. There was no short-term bank borrowing at either year end.

  During the third quarter of 1997, the Company elected to fund its pension plans with $36.9 million in cash, $30.0 million for the Industries pension plan and $6.9 million for the RT pension plan. Also during that quarter, RT extended the term of its $250 million bank credit facility to September 2002 while reducing both the commitment fee and interest rates related to the facility.

  During the fourth quarter of 1997, Inland Steel Company refinanced $52 million of 6 1/2 percent pollution control revenue bonds with 5 3/4 percent tax-exempt refunding revenue bonds. In addition to the lower interest rate, the term of the new bonds was extended more than three years. Also during the fourth quarter, the Company redeemed the remaining $5.6 million principal amount outstanding of the Company's 12 3/4% Notes.

  The Company's subsidiaries ended the year with committed credit facilities of $375 million. In addition to the $250 million RT facility discussed above, Inland Steel Company's special-purpose subsidiary maintained its $125 million revolving credit facility which extends through November 2000. The credit facility is secured by receivables sold to the special-purpose subsidiary by Inland Steel Company. The interest rates on borrowing under such credit agreements are, at each company's option, based on Eurodollar, Certificate of Deposit, or the greater of federal funds plus 1/2 percent or prime rates. At year-end, the highest interest rate option for borrowings under any of these credit agreements was the applicable prime rate.

  Covenants in the RT credit facility limited the amount of cash that RT could transfer to the Company in the form of dividends and advances to approximately $76 million at year-end 1997. This amount is subject to change based on the financial performance of RT. Additionally, there are certain other limitations on advances.

  The ratio of the Company's long-term debt to total capitalization was 42 percent at December 31, 1997, compared with 47 percent and 50 percent at year-end 1996 and 1995, respectively.

  Inland Steel Company guarantees a pulverized coal injection joint venture loan and its 50 percent share of I/N Kote borrowings amounting to $18 million and $188 million, respectively, at year-end 1997. The Company guaranteed $116 million of the long-term financing of I/N Tek at December 31, 1997. As none of these guarantees has been invoked since inception, the Company does not believe these guarantees will be called upon.

  At year-end 1997, the Company had substantial tax carryforwards available which will serve to reduce federal income tax payments in future years. The Company had net operating loss carryforwards for regular federal income tax purposes of $745 million which expire during the years 2006 through 2011. The Company also had Alternative Minimum Tax credit carryforwards of $48 million which can be carried forward indefinitely.

  The Company believes that its present cash position, augmented by its subsidiaries' credit facilities and the cash flow anticipated from operations, will provide sufficient liquidity to meet its scheduled debt retirements, pay preferred dividends, fund its capital program and meet any operating cash requirements that may arise for at least the next two years.

  The Company's debt ratings at year-end 1997 and 1996 were:

RATINGS AT YEAR END                                                    1997 1996
-------------------                                                    ---- ----
Inland Steel Company First Mortgage Bonds
  Moody's............................................................. Ba3  Ba3
  Standard & Poor's................................................... BB-  BB-
Ryerson Tull Notes
  Moody's............................................................. Ba1  Ba1
  Standard & Poor's................................................... BB   BB

CAPITAL EXPENDITURES

                                                            1997   1996   1995
                                                           ------ ------ ------
                                                           DOLLARS IN MILLIONS
Capital expenditures
  Steel Manufacturing..................................... $ 98.4 $155.8 $113.9
  Materials Distribution..................................   40.4   24.1   19.3
  General corporate and other.............................     .9    1.0    1.4
                                                           ------ ------ ------
Total capital expenditures................................ $139.7 $180.9 $134.6
                                                           ====== ====== ======

  Capital expenditures were $140 million in 1997. The majority of the capital expenditures was for new machinery and equipment related to maintaining or improving operations at the Steel Manufacturing Segment. The Company anticipates capital expenditures in 1998 will approximate $150 million.

EMPLOYMENT MATTERS

  Inland Steel Company and the United Steelworkers of America entered into a six-year labor agreement, effective August 1, 1993. The 1993 agreement restricts Inland Steel Company's ability to reduce the union workforce (generally limited to attrition and major facilities shutdowns), allows greater flexibility to institute work rule changes, and required significant improvements in pension benefits for active employees. The agreement also provided for a reopener in 1996 which resulted in a $.50 per hour wage increase effective in August 1996 with $.25 per hour increases in both August 1997 and 1998; a $1,000 bonus per employee in each of 1996, 1997 and 1998 (totaling in each case approximately $7 million); one additional holiday per year; and an increase in pension benefits.

  Average employment declined 3 percent during 1997 in spite of personnel increases related to the RT acquisitions. Total employment cost increased 2 percent from 1996 as higher direct compensation, including higher profit sharing provisions, was in part offset by lower employee benefit costs.

  The table below summarizes categories of costs incurred by the Company over the last three years. Not included in the table is the $8.9 million pension curtailment gain at RT in 1997 and the effects of workforce reduction plans in 1996 and 1995 at Inland Steel Company. In 1996, a $26 million charge for the provision to reduce salaried employment was excluded from the table. In 1995, the table excluded both the reversal of $65 million of unused provision booked in 1991 and the $35 million provision related to a voluntary retirement package which affected approximately 300 salaried employees.

                                                          1997    1996    1995
                                                         ------- ------- -------
EMPLOYEES (monthly average receiving pay)
  Steel Manufacturing...................................   8,876   9,657  10,165
  Materials Distribution................................   5,314   4,904   5,125
  Headquarters and other................................     128     134     120
                                                         ------- ------- -------
Total...................................................  14,318  14,695  15,410
                                                         ======= ======= =======
CONSOLIDATED EMPLOYMENT COSTS
                                                           DOLLARS IN MILLIONS
                                                            (EXCEPT AVERAGES)
Direct compensation.....................................  $707.3  $678.7  $712.9
                                                         ------- ------- -------
Employee benefits
  Group insurance costs.................................    62.3    65.3    60.9
  Postretirement benefits other than pensions...........    65.4    72.6    64.5
  Pension costs.........................................     9.5     5.9     7.5
  Social security and unemployment compensation taxes...    55.8    54.9    56.2
  Workers' compensation expense.........................    11.8     9.3    11.3
  Thrift Plan costs.....................................     8.9     9.1     9.1
  Cost of supplemental unemployment benefit plans.......     5.1     6.6     7.2
  Industry welfare and retirement funds.................     3.2     3.6     3.6
  All other.............................................     6.6    11.3     8.2
                                                         ------- ------- -------
Total cost of employee benefits......................... $ 228.6 $ 238.6 $ 228.5
                                                         ------- ------- -------
Total employment costs.................................. $ 935.9 $ 917.3 $ 941.4
                                                         ======= ======= =======
Average employment cost per employee.................... $65,363 $62,424 $61,092
                                                         ======= ======= =======

ENVIRONMENTAL ISSUES

  Inland Steel Company has significantly reduced discharges of air and water pollutants at its Indiana Harbor Works complex in East Chicago, Indiana, in recent years and is committed to operating its facilities in an environmentally acceptable manner.

  On June 10, 1993, the U.S. District Court for the Northern District of Indiana entered a consent decree that resolved all matters raised by a lawsuit filed by the United States Environmental Protection Agency ("EPA") in 1990. The consent decree included a $3.5 million cash fine, environmentally beneficial projects at the Indiana Harbor Works through 1997 costing approximately $7 million, and sediment remediation of portions of the Indiana Harbor Ship Canal and Indiana Harbor Turning Basin estimated to cost approximately $19 million over the next several years. The fine and estimated remediation costs were provided for in earlier years. The consent decree also defines procedures for remediation at Inland Steel Company's Indiana Harbor Works. The procedures defined establish essentially a three-step process, each step of which requires agreement of the EPA before progressing to the next step in the process, consisting of: assessment of the site (including stabilization measures), evaluation of corrective measures for remediating the site, and implementation of the remediation plan according to the agreed-upon procedures. The Company continues to assess the extent of environmental contamination and anticipates that this assessment will cost approximately $2 million to $4 million per year for the next several years. The Company's reserve for environmental liabilities in connection with the consent decree totaled $25 million at year-end 1997. Because neither the nature and extent of the contamination nor the corrective actions that may be required can be determined until the assessment of environmental contamination and evaluation of corrective measures is completed, the Company cannot presently reasonably estimate the eventual costs or time required to complete such corrective actions. Such corrective actions may, however, require significant expenditures over the next several years that may be material to the results of operations or financial position of the Company. Insurance coverage with respect to such corrective action is not significant.

  Capital spending for pollution control projects totaled $7 million in 1997, down from $19 million in 1996. Another $47 million was spent in 1997 to operate and maintain such equipment, versus $45 million a year earlier. During the five years ended December 31, 1997, the Company has spent $282 million to construct, operate and maintain environmental control equipment at its various locations.

  Environmental projects previously authorized and presently under consideration, including those designed to comply with the 1990 Clean Air Act Amendments, but excluding any amounts that would be required under the consent decree settling the 1990 EPA lawsuit, will require capital expenditures of approximately $4 million in 1998. It is anticipated that the Company will make annual capital expenditures of $2 million to $5 million in each of the next four years thereafter for the construction, and have ongoing annual expenditures of $40 million to $50 million for the operation, of air and water pollution control facilities to comply with current federal, state and local laws and regulations. Due to the inability to predict the costs of corrective action that may be required under the Resource Conservation and Recovery Act and the consent decree in the 1990 EPA lawsuit, the Company cannot predict the amount of additional environmental expenditures that will be required. Such additional environmental expenditures, excluding amounts that may be required in connection with the consent decree in the 1990 EPA lawsuit, however, are not expected to be material to the results of operations or financial position of Inland Steel Company.

COMPETITION

  The steel market is highly competitive, with major integrated producers, including Inland Steel Company, facing competition from a variety of sources. Many steel products compete with alternative materials such as plastics, aluminum, ceramics, glass and concrete. Domestic steel producers have also been adversely impacted by imports from foreign steel producers. Preliminary data indicate that imports of steel mill products accounted for approximately
24.1 percent of the domestic market in 1997, up from 23.3 percent in 1996. Many foreign producers are still owned, controlled, or subsidized by their governments, allowing them to ship steel products into the domestic market despite decreased profit margins or losses on such sales.

  Mini-mills provide significant competition in various product lines. Mini-mills are relatively efficient, low-cost producers that manufacture steel principally from scrap in electric furnaces and, at this time, generally have lower capital, overhead, employment and environmental costs than the integrated steel producers, including Inland Steel Company. Mini-mills have been adding capacity and expanding their product lines in recent years to produce larger structural products and certain flat rolled products. Thin-slab casting technologies have allowed mini-mills to enter certain sheet markets traditionally supplied by integrated producers. Several mini-mills using this advanced technology are in operation in the United States and a significant increase in modern mini-mill capacity is anticipated within the next two years.

YEAR 2000 COMPLIANCE PROGRAMS

  The Company's subsidiaries rely to a significant degree on computer-supported procedures in various operations, including order processing, manufacturing, delivery, distribution and accounting. Company personnel from Information Technology and other departments have been identifying and correcting, for several years, and continue to identify and correct, date-sensitive hardware, software and procedures that could disrupt operations approaching and after the start of the next millennium ("Year 2000 issues"). Inland Steel Company's recently-completed Order Fulfillment System presented a significant opportunity to resolve several major Year 2000 issues. The Company's operating subsidiaries are continuing to dedicate significant internal resources in a range of disciplines to address Year 2000 issues, as well as to receive assistance from several consulting groups. It is expected that the Company's operating subsidiaries will expend approximately $12 million (excluding internal personnel costs) in bringing the Company's subsidiaries into Year 2000 compliance. A substantial percentage of the effort has already been undertaken and it is anticipated that needed modifications to the Company's systems will be completed well in advance of year-end 1999.

  During the process of addressing Year 2000 issues, Company personnel have been issuing, and continue to issue, surveys and questionnaires to significant customers and suppliers inquiring regarding the extent of the Year 2000 compliance programs of such customers and suppliers. The Company's subsidiaries also have received similar inquiries from many of their customers and suppliers. In addition, Company personnel are working with many customers and suppliers to assure that potential Year 2000 issues are remedied in systems interfaces with customers and suppliers. Those customers and suppliers that have shared the results of their Year 2000 compliance surveys have ranked highly the progress, aggressiveness and thoroughness of the Company's Year 2000 compliance efforts. The Company generally perceives similar levels of resource dedication by its subsidiaries' major customers and suppliers. The Company, however, cannot be assured that all entities with which it transacts significant business will finalize their Year 2000 system upgrades in a timely or complete manner. Although unlikely, it is possible that, as a result of such a potential failure by major customers or suppliers, or a delay or oversight in the Company's efforts to address Year 2000 issues, the Company could experience an adverse impact, which could be material, on the results of operations or financial position of one or more of the Company's subsidiaries.

RECENT DEVELOPMENTS

  On March 17, 1998, the Company announced it had signed a binding letter agreement with Ispat International N.V. ("Ispat") whereby Ispat will acquire Inland Steel Company ("ISC") for a total transaction value of approximately $1.43 billion. The agreement has been approved by the Boards of Directors of both companies. As part of the $1.43 billion transaction, Ispat will: i) pay $650 million in cash for the common stock of ISC held by the Company; ii) pay $238.2 million for the preferred stock of ISC held by the Company; iii) repay the intercompany debt of ISC owed to the Company, which at December 31, 1997, was $230.7 million; and iv) assume debt owed to third parties of approximately $307.9 million. The Company intends to distribute a significant portion of the net proceeds from the sale to its stockholders through stock repurchases, dividends or a combination thereof. The sale is subject to a definitive agreement, antitrust clearance, other closing conditions, and the need to give the United Steelworkers of America the opportunity to make an offer to purchase ISC. It is anticipated that the transaction will close in the third quarter of 1998. Following the sale, the Company's primary business will be metals distribution, presently conducted by RT. The Company is currently considering a plan to combine with RT into one entity subsequent to the closing of the sale.

                         SUMMARY BY QUARTER (UNAUDITED)

                                                                          PER COMMON SHARE
                                                                   ------------------------------------------
                                                                     NET INCOME         MARKET PRICE
                           NET    GROSS       INCOME               -----------------   ----------------------
                          SALES   PROFIT   BEFORE TAXES NET INCOME BASIC     DILUTED   HIGH     LOW     CLOSE
                         -------- ------   ------------ ---------- ------    -------   ----     ----    -----
                                      DOLLARS IN MILLIONS (EXCEPT PER SHARE DATA)
1997
First Quarter........... $1,207.3 $128.3      $ 55.1      $ 31.2   $  .59     $ .56    $ 21     $18 1/8 $19 1/2
Second Quarter..........  1,321.2  134.7        70.4        40.1      .77       .73     27 1/2   18 1/8  26 1/8
Third Quarter...........  1,285.1  128.5        50.2        30.3      .57       .54     27 3/8    20     21 7/8
Fourth Quarter..........  1,233.2  107.0        32.2        17.7      .31       .30     22 1/16  15 7/8  17 1/8
                         -------- ------      ------      ------   ------     -----    ----     ----    ----
Year.................... $5,046.8 $498.5      $208.0*     $119.3   $ 2.25*    $2.13    $27 1/2  $15 7/8 $17 1/8
                         ======== ======      ======      ======   ======     =====    ====     ====    ====
1996
First Quarter........... $1,180.9 $103.7      $ 28.0      $ 17.2   $  .31     $ .29    $ 29     $23 7/8 $24 3/4
Second Quarter..........  1,163.0   98.0        54.0        19.2      .35       .33      27      19 1/8  19 5/8
Third Quarter...........  1,118.0  105.5        30.7         8.5      .13       .12     19 7/8   16 3/4  17 7/8
Fourth Quarter..........  1,122.2   76.1**       3.1**        .8**   (.03)**   (.03)**  20 1/4    16      20
                         -------- ------      ------      ------   ------     -----    ----     ----    ----
Year.................... $4,584.1 $383.3      $115.8      $ 45.7   $  .75*    $ .72*   $ 29     $ 16    $ 20
                         ======== ======      ======      ======   ======     =====    ====     ====    ====

--------
 * Amounts for the quarters do not total to the amount reported for the year due to rounding.
** Includes $26.3 million workforce reduction provision, $17.1 million after tax or $.35 per common share.

  ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA AND OPERATING RESULTS INLAND
                STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                     1997      1996      1995      1994      1993        1992        1991        1990        1989      1988
                   --------  --------  --------  --------  --------    --------    --------    --------    --------  --------
                                           DOLLARS AND TONS IN MILLIONS, SHARES IN THOUSANDS
RESULTS OF
 OPERATIONS
Net sales........  $5,046.8  $4,584.1  $4,781.5  $4,497.0  $3,888.2    $3,494.3    $3,404.5    $3,870.4    $4,146.7  $4,068.0
Depreciation.....     157.9     147.0     143.1     138.7     131.8       129.6       118.2       119.7       131.2     134.8
Interest expense.      62.6      77.1      71.9      71.4      78.0        54.9        46.8        38.7        38.4      46.2
Rent expense.....      57.4      50.6      51.2      54.5      73.7        75.5        81.8        85.5        79.9      72.3
Continuing
 business
 segments:
 Income (loss)
  before income
  taxes..........     208.0     115.8     237.1     169.5     (73.6)     (258.6)     (381.1)      (36.7)      175.6     364.6
 Income taxes....      80.3      43.8      90.3      62.1      36.0Cr.     99.2Cr.    106.0Cr.     16.1Cr.     55.9     115.8
 Income (loss)...     119.3      69.0     146.8     107.4     (37.6)     (159.4)     (275.1)      (20.6)      119.7     248.8
Net income
 (loss)..........     119.3      45.7     146.8     107.4     (37.6)     (815.6)     (275.1)      (20.6)      119.7     262.1
                   -----------------------------------------------------------------------------------------------------------
DATA APPLICABLE
 TO COMMON STOCK
Average number of
 shares..........    48,887    48,816    47,333    43,107    35,540      32,828      30,941      32,179      35,491    33,571
Income (loss) per
 share--basic
 Continuing
  business
  segments.......  $   2.25  $   1.23  $   2.70  $   1.83  $  (1.96)   $  (5.83)   $  (9.88)   $  (1.41)   $   3.16  $   7.00
 Net income
  (loss).........      2.25       .75      2.70      1.83     (1.96)     (25.82)      (9.88)      (1.41)       3.16      7.40
Income (loss) per
 share--diluted
 Continuing
  business
  segments.......      2.13      1.17      2.55      1.70     (1.96)      (5.83)      (9.88)      (1.41)       3.06      6.37
 Net income
  (loss).........      2.13       .72      2.55      1.70     (1.96)     (25.82)      (9.88)      (1.41)       3.06      6.71
Dividends per
 share...........       .20       .20       .20       --        --          --          .15        1.40        1.40       .75
Stockholders'
 equity per
 share...........     17.27     15.27     14.72     11.06      7.79        6.01       31.10       41.27       43.00     42.50
Stockholders of
 record..........    13,000    14,000    15,000    16,000    16,000      18,000      18,000      19,000      23,000    24,000
Shares traded
 (average daily
 volume).........     249.6     189.1     228.2     206.3     134.2        97.3        89.3        95.7       199.5     170.0
                   -----------------------------------------------------------------------------------------------------------
CHANGES IN
 FINANCIAL
 POSITION
Cash provided
 from (used for)
 operations......  $  167.6  $  181.3  $  330.2  $  265.5  $  112.0    $  (21.4)   $   25.0    $  189.1    $  240.2  $  531.8
Capital
 expenditures....     139.7     180.9     134.6     245.3     105.6        64.4       140.2       268.1       197.2     136.5
Investments in
 and advances to
 joint ventures,
 net.............     (15.3)    (18.2)    (16.4)    (13.7)      1.9         6.3        24.9        49.8        15.5      73.6
Acquisitions.....     139.9       --        --        --        --          --          --          --         28.2      50.2
Dividends
 declared on
 common stock....       9.8       9.8       9.6       --        --          --          4.6        45.3        50.1      25.2
Dividends
 declared on
 preferred stock.       9.1       9.1      17.6      27.9      32.0        32.1        31.1        27.1         6.9      13.8
Financing
 Long-term debt
  (net of
  retirements)...     (68.3)    (11.3)     78.6     (71.2)    (96.6)      108.9        73.1       114.0       (17.8)    (43.2)
 Preferred stock.       --        --        --        --        --          --         72.8         --        185.0       --
 Common stock....       --        --      100.0       --      178.7        97.9         --          --          --        --
Net change in
 liquidity.......    (141.0)    (29.4)    160.3    (143.4)    112.8        90.6       (11.2)     (179.1)      (67.9)    124.2
                   -----------------------------------------------------------------------------------------------------------
FINANCIAL
 POSITION AT YEAR
 END
Working capital..  $  660.2  $  691.0  $  618.1  $  516.7  $  496.4    $  441.0    $  322.8    $  395.9    $  703.0  $  719.8
Property (net)...   1,641.8   1,637.0   1,600.4   1,610.3   1,507.7     1,548.8     1,635.0     1,708.3     1,569.8   1,493.9
Total assets.....   3,646.5   3,541.6   3,558.3   3,353.4   3,435.8     3,146.5     2,697.8     2,934.8     3,008.5   2,925.0
Long-term debt...     704.9     773.2     784.5     705.9     777.1       873.7       764.8       691.7       577.7     595.5
Redeemable
 preferred stock.       --        --        --      185.0     185.0       185.0       185.0       185.0       185.0       --
Minority
 interest........      57.5      49.0       --        --        --          --          --          --          --        --
Temporary equity.      28.1      32.1      34.5      37.9      40.8        49.9        53.0        54.9       181.3       --
Stockholders'
 equity..........     900.1     789.0     748.6     509.2     397.6       271.4     1,009.4     1,234.0     1,313.8   1,559.4
Unused credit
 facilities......       375       375       350       225       225         225         225         325         325       225
                   -----------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Net income (loss)
 as a percent of
 sales...........       2.4%      1.0%      3.1%      2.4%     (1.0)%     (23.3)%      (8.1)%       (.5)%       2.9%      6.4%
Long-term debt to
 total
 capitalization..      41.7%     47.1%     50.0%     49.1%     55.5%       63.3%       38.0%       31.9%       25.6%     27.6%
Long-term debt
 and redeemable
 preferred to
 total
 capitalization..      41.7%     47.1%     50.0%     62.0%     68.7%       76.7%       47.2%       40.5%       33.8%     27.6%
Return on
 stockholders'
 equity..........      13.3%      5.8%     19.6%     21.1%     loss        loss        loss        loss         9.1%     16.8%
                   -----------------------------------------------------------------------------------------------------------
PRODUCTION AND
 EMPLOYMENT
 STATISTICS
Tons of raw steel
 produced........       5.8       5.5       5.4       5.3       5.0         4.7         4.7         5.3         5.6       6.1
Tons of steel
 mill shipments..       5.3       5.1       5.1       5.2       4.8         4.3         4.2         4.7         4.9       5.0
Average number of
 employees.......    14,318    14,695    15,410    15,479    16,152      17,181      18,600      20,154      20,715    20,639
Total employment
 costs...........  $  935.9  $  917.3  $  941.4  $  949.5  $  924.9    $  940.7    $  907.4    $  979.0    $  964.3  $  945.8
                   -----------------------------------------------------------------------------------------------------------
                     1987
                   -----------
RESULTS OF
 OPERATIONS
Net sales........  $3,453.2
Depreciation.....     123.4
Interest expense.      62.8
Rent expense.....      68.9
Continuing
 business
 segments:
 Income (loss)
  before income
  taxes..........      97.5
 Income taxes....      14.2Cr.
 Income (loss)...     111.7
Net income
 (loss)..........     145.0
DATA APPLICABLE
 TO COMMON STOCK
Average number of
 shares..........    31,815
Income (loss) per
 share--basic
 Continuing
  business
  segments.......  $   3.09
 Net income
  (loss).........      4.14
Income (loss) per
 share--diluted
 Continuing
  business
  segments.......      3.05
 Net income
  (loss).........      3.96
Dividends per
 share...........       --
Stockholders'
 equity per
 share...........     36.15
Stockholders of
 record..........    26,000
Shares traded
 (average daily
 volume).........     178.9
CHANGES IN
 FINANCIAL
 POSITION
Cash provided
 from (used for)
 operations......  $  169.1
Capital
 expenditures....     128.0
Investments in
 and advances to
 joint ventures,
 net.............      10.5
Acquisitions.....       --
Dividends
 declared on
 common stock....       --
Dividends
 declared on
 preferred stock.      13.9
Financing
 Long-term debt
  (net of
  retirements)...    (160.9)
 Preferred stock.      96.6
 Common stock....      83.7
Net change in
 liquidity.......      71.7
FINANCIAL
 POSITION AT YEAR
 END
Working capital..  $  625.0
Property (net)...   1,488.1
Total assets.....   2,651.4
Long-term debt...     638.7
Redeemable
 preferred stock.       --
Minority
 interest........       --
Temporary equity.       --
Stockholders'
 equity..........   1,391.5
Unused credit
 facilities......       225
FINANCIAL RATIOS
Net income (loss)
 as a percent of
 sales...........       4.2%
Long-term debt to
 total
 capitalization..      31.5%
Long-term debt
 and redeemable
 preferred to
 total
 capitalization..      31.5%
Return on
 stockholders'
 equity..........      10.4%
PRODUCTION AND
 EMPLOYMENT
 STATISTICS
Tons of raw steel
 produced........       5.5
Tons of steel
 mill shipments..       4.9
Average number of
 employees.......    20,740
Total employment
 costs...........  $  878.4

Cr.=Credit

FINANCIAL RESPONSIBILITY

  Senior management is responsible for the integrity and objectivity of the financial data reported by Inland Steel Industries, Inc. and its subsidiaries. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, and in management's judgment reflect fairly the consolidated financial position, cash flows and results of operations of Inland and its subsidiary companies.

  The Company maintains systems of internal accounting controls and procedures to provide reasonable assurance of the safeguarding and accountability of Company assets, and to ensure that its financial records provide a reliable basis for the preparation of financial statements and other data.

  Internal accounting control is maintained through:

  . The on-going activities of corporate staff, line officers and accounting management to monitor the adequacy of internal accounting control systems throughout the Company

  . The selection and proper training of qualified personnel

  . The appropriate separation of duties in organizational arrangements

  . The establishment and communication of accounting and business policies together with detailed procedures for their implementation

  . The use of an intensive ongoing program of internal auditing

  . The use of a detailed budgeting system to assure that expenditures are properly approved and charged.

  Stockholders annually elect a firm of independent accountants to audit the annual financial statements (their current report appears below). The principal role of the Audit Committee of the Board of Directors (consisting entirely of non-management Directors) is to review the conclusions reached by management in its evaluation of internal accounting controls, approve the scope of audit programs and evaluate audit results of both independent accountants and internal auditors. Both groups have unrestricted access to the Audit Committee, without the presence of management.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Inland Steel Industries, Inc.

  In our opinion, the consolidated financial statements on pages 12 through 36 present fairly, in all material respects, the financial position of Inland Steel Industries, Inc. and Subsidiary Companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          Price Waterhouse LLP

Chicago, Illinois
February 18, 1998, except as to Note 20, which is as of March 17, 1998

                STATEMENT OF ACCOUNTING AND FINANCIAL POLICIES

  The following briefly describes the Company's principal accounting and financial policies.

ACCOUNTING FOR EQUITY INVESTMENTS

  The Company's investments in less than majority-owned companies, joint ventures and partnerships, and the Company's majority interest in the I/N Tek partnership, are accounted for under the equity method.

PER SHARE RESULTS

  Basic per share results are based on the weighted average number of common shares outstanding and take into account the dividend requirements of preferred stock, net of tax benefits related to leveraged Employee Stock Ownership Plan ("ESOP") shares.

  Diluted per share results reflect the dilutive effect of outstanding stock options, the further dilutive effect of the assumed conversion into common stock of the outstanding shares of convertible preferred stock, and the elimination of the related preferred stock dividends. Also reflected in diluted earnings per common share is an adjustment for the additional ESOP contribution, net of tax benefits, that would be necessary to meet debt service requirements that would arise upon conversion of the leveraged Series E ESOP Convertible Preferred Stock ("Series E Preferred Stock"), due to the current excess of the preferred dividend over the common dividend.

INVENTORY VALUATION

  Inventories are valued at cost which is not in excess of market. Cost is determined by the last-in, first-out method except for supply inventories, which are determined by the average cost or first-in, first-out methods.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is depreciated for financial reporting purposes over the estimated useful lives of the assets. Steelmaking machinery and equipment, a significant class of assets, is depreciated on a production-variable method, which adjusts straight-line depreciation to reflect production levels at the steel plant. The adjustment is limited to not more than a 25 percent increase or decrease from straight-line depreciation. Blast furnace relining expenditures are capitalized and amortized on a unit-of-production method over the life of the lining. All other assets are depreciated on a straight-line method.

  Expenditures for normal repairs and maintenance are charged to income as incurred.

  Gains or losses from significant abnormal disposals or retirements of properties are credited or charged to income. The cost of other retired assets less any sales proceeds is charged to accumulated depreciation.

EXCESS OF COST OVER NET ASSETS ACQUIRED

  The excess of cost over fair value of net assets of businesses acquired is being amortized over 25-year periods.

CASH EQUIVALENTS

  Cash equivalents reflected in the Statement of Cash Flows are highly liquid, short-term investments with maturities of three months or less that are an integral part of the Company's cash management portfolio.

STOCK-BASED COMPENSATION

  Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance equity units is recorded annually based on the quoted market price of the Company's stock at the end of the period.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

             INLAND STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND REINVESTED EARNINGS

                                                    YEARS ENDED DECEMBER 31
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
                                                      DOLLARS IN MILLIONS
                                                    (EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
Net sales........................................  $5,046.8  $4,584.1  $4,781.5
                                                   --------  --------  --------
Operating costs and expenses:
  Cost of goods sold (excluding depreciation)....   4,315.8   3,979.1   4,043.2
  Selling, general and administrative expenses...     218.5     208.3     204.1
  Depreciation...................................     157.4     146.5     142.6
  State, local and miscellaneous taxes...........      69.3      58.2      63.1
  Workforce reduction provision (Note 11)........       --       26.3       --
                                                   --------  --------  --------
    Total........................................   4,761.0   4,418.4   4,453.0
                                                   --------  --------  --------
Operating profit.................................     285.8     165.7     328.5
                                                   --------  --------  --------
Other expense:
  General corporate expense, net of income items.      15.2       4.2      19.5
  Interest and other expense on debt.............      62.6      77.1      71.9
  Gain from issuance of subsidiary stock (Note
   1)............................................       --      (31.4)      --
                                                   --------  --------  --------
Income before income taxes, minority interest and
 extraordinary loss..............................     208.0     115.8     237.1
                                                   --------  --------  --------
Provision for income taxes (Note 13):
  Current taxes..................................      29.2       2.7      11.1
  Deferred taxes.................................      51.1      41.1      79.2
                                                   --------  --------  --------
    Total........................................      80.3      43.8      90.3
                                                   --------  --------  --------
Income before minority interest and extraordinary
 loss............................................     127.7      72.0     146.8
Minority interest in Ryerson Tull, Inc. (Note 1).       8.4       3.0       --
                                                   --------  --------  --------
Income before extraordinary loss.................     119.3      69.0     146.8
Extraordinary loss on early retirement of debt
 (Note 4)........................................       --      (23.3)      --
                                                   --------  --------  --------
Net income.......................................     119.3      45.7     146.8
Dividend requirements for preferred stock (net of
 tax benefits related to leveraged ESOP shares)..       9.1       9.1      19.0
                                                   --------  --------  --------
Net income applicable to common stock............  $  110.2  $   36.6  $  127.8
                                                   ========  ========  ========
Per share of common stock
 Basic:
  Before extraordinary loss......................  $   2.25  $   1.23  $   2.70
  Extraordinary loss on early retirement of debt.       --       (.48)      --
                                                   --------  --------  --------
    Net income...................................  $   2.25  $    .75  $   2.70
                                                   ========  ========  ========
 Diluted:
  Before extraordinary loss......................  $   2.13  $   1.17  $   2.55
  Extraordinary loss on early retirement of debt.       --       (.45)      --
                                                   --------  --------  --------
    Net income...................................  $   2.13  $    .72  $   2.55
                                                   ========  ========  ========
CONSOLIDATED STATEMENT OF REINVESTED EARNINGS
Accumulated deficit at beginning of year.........  $ (146.0) $ (172.8) $ (292.4)
Net income for the year..........................     119.3      45.7     146.8
Dividends declared:
  Common ($.20 per share)........................      (9.8)     (9.8)     (9.6)
  Preferred (Notes 5 and 7)......................      (9.1)     (9.1)    (17.6)
                                                   --------  --------  --------
Accumulated deficit at end of year...............  $  (45.6) $ (146.0) $ (172.8)
                                                   ========  ========  ========

         See Notes to Consolidated Financial Statements on pages 18-36.

             INLAND STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                 INCREASE (DECREASE) IN CASH
                                                   YEARS ENDED DECEMBER 31
                                                 ------------------------------
                                                   1997      1996       1995
                                                 --------- ---------  ---------
                                                     DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net income.....................................  $  119.3  $    45.7  $   146.8
                                                 --------  ---------  ---------
Adjustments to reconcile net income to net cash
 provided from operating activities:
  Depreciation.................................     157.9      147.0      143.1
  Deferred income taxes........................      51.1       27.5       79.2
  Deferred employee benefit cost...............     (27.1)      24.2      (23.5)
  Stock issued for coverage of employee benefit
   plans.......................................      21.8       22.6       23.9
  Gain from sale of assets.....................     (17.9)       --         --
  Gain from issuance of subsidiary stock.......       --       (31.4)       --
  Workforce reduction provision................       --        26.3        --
  Cokemaking project advance...................     (30.0)       --         --
  Change in: Receivables.......................     (11.4)      23.8       15.1
      Inventories..............................     (52.3)     (33.6)     (31.5)
      Accounts payable.........................        .8        7.0      (34.8)
      Accrued salaries and wages...............       3.1      (11.4)       (.4)
      Other accrued liabilities................      (9.7)     (18.9)      29.6
  Other items..................................     (38.0)     (47.5)     (17.3)
                                                 --------  ---------  ---------
    Net adjustments............................      48.3      135.6      183.4
                                                 --------  ---------  ---------
    Net cash provided from operating
     activities................................     167.6      181.3      330.2
                                                 --------  ---------  ---------
INVESTING ACTIVITIES
Capital expenditures...........................    (139.7)    (180.9)    (134.6)
Acquisitions (Note 16).........................    (139.9)       --         --
Investments in and advances to joint ventures,
 net...........................................      15.3       18.2       16.4
Proceeds from sales of assets..................      34.3        5.9        3.6
                                                 --------  ---------  ---------
    Net cash used for investing activities.....    (230.0)    (156.8)    (114.6)
                                                 --------  ---------  ---------
FINANCING ACTIVITIES
Issuance of subsidiary stock...................       --        77.1        --
Long-term debt issued..........................      51.3      284.9       16.8
Long-term debt retired.........................     (77.1)    (391.2)     (36.5)
Reduction of debt assumed in acquisitions......     (25.3)       --         --
Dividends paid.................................     (20.8)     (21.0)     (31.6)
Acquisition of treasury stock..................      (6.7)      (3.7)      (4.0)
                                                 --------  ---------  ---------
    Net cash used for financing activities.....     (78.6)     (53.9)     (55.3)
                                                 --------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................    (141.0)     (29.4)     160.3
Cash and cash equivalents--beginning of year...     238.0      267.4      107.1
                                                 --------  ---------  ---------
Cash and cash equivalents--end of year.........  $   97.0  $   238.0  $   267.4
                                                 ========  =========  =========
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
  Interest (net of amount capitalized).........  $   64.7  $    67.0  $    65.4
  Income taxes, net............................      27.5        8.6        9.4
Non-cash activities:
  Reduction of deferred employee benefits
   resulting from contribution of common stock
   to the Company's Pension Trust..............       --         --       100.0
  Series F Preferred Stock exchanged for
   Subordinated Voting Note....................       --         --       185.0

         See Notes to Consolidated Financial Statements on pages 18-36.

             INLAND STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                                                            AT DECEMBER 31
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
                                                          DOLLARS IN MILLIONS
ASSETS
Current assets:
  Cash and cash equivalents.............................  $    97.0  $   238.0
  Receivables less provision for allowances, claims and
   doubtful accounts of $23.5 and $22.5, respectively...      523.3      464.7
  Inventories (Note 2)..................................      624.1      494.6
  Deferred income taxes (Note 13).......................       30.7       30.5
                                                          ---------  ---------
    Total current assets................................    1,275.1    1,227.8
Investments and advances (see details page 17)..........      271.6      252.1
Property, plant and equipment, at cost, less accumulated
 depreciation (see details page 17).....................    1,641.8    1,637.0
Deferred income taxes (Note 13).........................      231.4      287.5
Prepaid pension cost....................................       77.4        --
Intangible pension asset (Note 12)......................        --        76.3
Excess of cost over net assets acquired.................       82.3       22.3
Deferred charges and other assets.......................       66.9       38.6
                                                          ---------  ---------
    Total assets........................................  $ 3,646.5  $ 3,541.6
                                                          =========  =========
LIABILITIES
Current liabilities:
  Accounts payable......................................  $   354.9  $   321.4
  Accrued liabilities:
    Salaries, wages and commissions.....................       79.1       76.0
    Taxes...............................................       84.0       78.3
    Interest on debt....................................       17.1       17.9
    Terminated facilities costs and other (Note 11).....       17.1       23.6
  Long-term debt due within one year (Note 4)...........       62.7       19.6
                                                          ---------  ---------
Total current liabilities...............................      614.9      536.8
Long-term debt (see details page 17 and Note 4).........      704.9      773.2
Allowance for terminated facilities costs and other
 (Note 11)..............................................       56.0       48.8
Deferred employee benefits (Note 12)....................    1,275.6    1,301.6
Deferred income.........................................        9.4       11.1
                                                          ---------  ---------
    Total liabilities...................................    2,660.8    2,671.5
                                                          ---------  ---------
Minority interest in Ryerson Tull, Inc..................       57.5       49.0
Common stock repurchase commitment (Note 5).............       28.1       32.1
                                                          ---------  ---------
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value, 15,000,000 shares
 authorized for all series, aggregate liquidation value
 of $150.6 in 1997 and $153.9 in 1996 (Notes 6 and 7)...        3.1        3.2
Common stock, $1.00 par value; authorized--100,000,000
 shares; issued--50,556,350 shares (Notes 7 through 9)..       50.6       50.6
Capital in excess of par value (Note 7).................    1,032.5    1,040.2
Accumulated deficit.....................................      (45.6)    (146.0)
Unearned compensation--ESOP (Note 6)....................      (68.6)     (79.4)
Common stock repurchase commitment (Note 5).............      (28.1)     (32.1)
Treasury stock at cost--Common stock of 1,557,635 shares
 in 1997 and 1,647,954 shares in 1996...................      (40.5)     (44.2)
Cumulative translation adjustment.......................       (3.3)      (3.3)
                                                          ---------  ---------
    Total stockholders' equity..........................      900.1      789.0
                                                          ---------  ---------
    Total liabilities, minority interest, temporary
     equity, and stockholders' equity...................  $ 3,646.5  $ 3,541.6
                                                          =========  =========

         See Notes to Consolidated Financial Statements on pages 18-36.

             INLAND STEEL INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                 SCHEDULES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              AT DECEMBER 31
                                                            -------------------
                                                              1997      1996
                                                            --------- ---------
                                                            DOLLARS IN MILLIONS
INVESTMENTS AND ADVANCES
Steel processing joint ventures............................ $   167.3 $   153.3
Raw material joint ventures................................      47.4      52.2
Common stock of Nippon Steel Corporation held for
 investment, net of valuation allowances of $7.1 and $4.8,
 respectively..............................................       7.5       9.8
Other investments and advances.............................      49.4      36.8
                                                            --------- ---------
    Total investments and advances......................... $   271.6 $   252.1
                                                            ========= =========
PROPERTY, PLANT AND EQUIPMENT
Land, land improvements and mineral properties............. $   156.5 $   156.2
Buildings, machinery and equipment.........................   4,311.3   4,197.9
Transportation equipment...................................     144.9     145.0
Property under capital leases--primarily machinery and
 equipment.................................................      37.0      37.0
                                                            --------- ---------
    Total..................................................   4,649.7   4,536.1
Less--
  Accumulated depreciation.................................   2,871.5   2,763.0
  Accumulated depreciation--capital leases.................      35.7      35.4
  Allowance for retirements and terminated facilities (Note
   11).....................................................     100.7     100.7
                                                            --------- ---------
    Net property, plant and equipment...................... $ 1,641.8 $ 1,637.0
                                                            ========= =========
LONG-TERM DEBT
Inland Steel Industries, Inc.
  Guaranteed ESOP notes, 8.43% and 8.80%, due through July
   2, 2004................................................. $    85.9 $    96.5
  Notes, 12 3/4%...........................................       --        5.6
  Subordinated Voting Note, 10.23% due December 17, 1999...     100.0     100.0
                                                            --------- ---------
    Total Inland Steel Industries, Inc.....................     185.9     202.1
Inland Steel Company
 First Mortgage Bonds:
  Series R, 7.9% due January 15, 2007......................      61.4      72.0
  Series T, 12% due December 1, 1998.......................       --       26.3
  Pollution Control Series 1977, 5 3/4% due February 1,
   2007....................................................      25.5      26.5
  Pollution Control Series 1978, 6 1/2%....................       --       52.0
  Pollution Control Series 1993, 6.8% due June 1, 2013.....      40.0      40.0
  Pollution Control Series 1995, 6.85% due December 1,
   2012....................................................      17.0      17.0
                                                            --------- ---------
    Total First Mortgage Bonds.............................     143.9     233.8
 Obligations for Industrial Development Revenue Bonds:
  Pollution Control Project No. 2, 5.9% due August 1, 1998.       --        5.0
  Pollution Control Project No. 3, 6 1/4% due April 1,
   1999....................................................       3.0       6.0
  Pollution Control Project No. 11, 7 1/8% due June 1,
   2007....................................................      20.0      20.0
  Pollution Control Project No. 13, 7 1/4% due November 1,
   2011....................................................      38.0      38.0
  Exempt Facilities Project No. 14, 6.7% due November 1,
   2012....................................................       5.1       5.1
  Exempt Facilities Project No. 15, 5 3/4% due October 1,
   2011....................................................      52.0       --
                                                            --------- ---------
    Total Inland Steel Company.............................     262.0     307.9
Ryerson Tull, Inc.
  Notes, 8 1/2% due July 15, 2001..........................     150.0     150.0
  Notes, 9 1/8% due July 15, 2006..........................     100.0     100.0
Joseph T. Ryerson & Son, Inc.
  Obligation for Industrial Revenue Bond with floating
   rate, set weekly based on 13-week Treasury bills, due
   November 1, 2007........................................       7.0       7.0
J. M. Tull Metals Company, Inc.
  Obligations for Industrial Revenue Bonds and other long-
   term debt with variable rates and fixed rates to 9 7/8%,
   due through August 17, 1998.............................       --        6.2
                                                            --------- ---------
    Total long-term debt................................... $   704.9 $   773.2
                                                            ========= =========

         See Notes to Consolidated Financial Statements on pages 18-36.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1/RECAPITALIZATION

  In the 1996 second quarter, the Company undertook a recapitalization that involved the Company and both its Inland Steel Company and Ryerson Tull, Inc. ("RT") subsidiaries. As part of the restructuring, RT, formerly Inland Materials Distribution Group, Inc. ("IMDG"), exchanged existing shares of IMDG common stock, all of which were owned by the Company, for 34.0 million shares of new-issue RT Class B common stock, $1.00 par value per share. RT also sold
5.2 million shares of new-issue Class A common stock, $1.00 par value per share, in a public offering, the net proceeds of which approximated $77.1 million. The Company recognized a $31.4 million gain on the sale of the RT Class A common stock. At year-end 1997 and 1996, the Company's ownership of RT approximated 87 percent.

  Prior to the issuance of the Class A common stock, RT declared and paid dividends of $445.9 million to the Company, of which $152.1 million was in cash and $293.8 million was in the form of a note payable. The Company used $63.2 million of the cash dividends to repay intercompany borrowing from RT and its subsidiaries. In July, RT sold $250 million of Notes, the net proceeds of which, along with a portion of RT's cash on hand, was used to pay the $293.8 million note balance due the Company.

NOTE 2/INVENTORIES

  Inventories were classified on December 31 as follows:

                                                              1997      1996
                                                            --------- ---------
                                                            DOLLARS IN MILLIONS
   In process and finished products:
     Steel Manufacturing Operations........................ $   120.9 $   106.5
     Materials Distribution Operations.....................     422.9     311.9
                                                            --------- ---------
                                                                543.8     418.4
                                                            --------- ---------
   Raw materials and supplies:
     Iron ore..............................................      39.7      42.4
     Scrap and other raw materials.........................      23.7      16.7
     Supplies..............................................      16.9      17.1
                                                            --------- ---------
                                                                 80.3      76.2
                                                            --------- ---------
       Total............................................... $   624.1 $   494.6
                                                            ========= =========

  Replacement costs for the LIFO inventories exceeded LIFO values by approximately $389 million and $406 million on December 31, 1997 and 1996, respectively. The effect on cost of goods sold of LIFO liquidations in each of the three years ended December 31, 1997 was not material.

NOTE 3/BORROWING ARRANGEMENTS

  On December 31, 1997, the Company's subsidiaries had available unused credit facilities totaling $375 million. Each facility requires compliance with various financial covenants including minimum net worth and leverage ratios.

  In the 1997 third quarter, RT extended the term of its $250 million bank credit facility to September 2002. Both the interest rates and commitment fee related to the facility were reduced.

  A special-purpose subsidiary of Inland Steel Company has a $125 million revolving credit facility, which extends to November 30, 2000. Inland Steel Company has agreed to sell substantially all of its receivables to this special-purpose subsidiary and these receivables are used to secure this facility.

  With the recapitalization that occurred in 1996, the ability of RT and its subsidiaries to transfer cash to the Company has been more tightly restricted. Covenants in the RT credit facility limited the amount of cash that

RT could transfer to the Company in the form of dividends and advances to approximately $76 million at year-end 1997. This amount is subject to change based on the financial performance of RT. Additionally, there are certain other limitations on advances. As part of the recapitalization, the Company and RT entered into an agreement to maintain the existence of the Company and RT as separate corporate entities. Included in this agreement is a requirement that any transactions between the entities, including loans or advances from RT to the Company, must be on an arms-length basis.

NOTE 4/LONG-TERM DEBT

  Each series of First Mortgage Bonds issued by Inland Steel Company is limited to the principal amount outstanding, with the Pollution Control Series 1977 Bonds and the Series R First Mortgage Bonds subject to a sinking fund. A substantial portion of the property, plant and equipment owned by Inland Steel Company at its Indiana Harbor Works is subject to the lien of the First Mortgage. This property had a net book value of approximately $1.0 billion on December 31, 1997.

  Inland Steel Company refinanced $52 million of 6 1/2 percent pollution control revenue bonds with 5 3/4 percent tax-exempt refunding bonds during the 1997 fourth quarter. Also during the quarter, the Company redeemed the remaining $5.6 million principal amount outstanding of the Company's 12 3/4% Notes.

  As part of the restructuring undertaken by the Company in 1996, RT issued $150 million of 8 1/2 percent debt due July 15, 2001, and $100 million of 9 1/8 percent debt due July 15, 2006.

  During 1996, the Company and Inland Steel Company respectively tendered for the repurchase of all outstanding 12 3/4% Notes and Series T 12% First Mortgage Bonds. Of the $150 million principal amount of Notes outstanding and the $125 million principal amount of Series T Bonds outstanding, $144.2 million and $98.7 million, respectively, were tendered. Inland Steel Company also called $38 million of 10 percent Pollution Control Project No. 9 Bonds for early redemption, which were refinanced at an interest rate of 7.25 percent. As a result of the tenders and early redemption, the Company recognized an extraordinary after-tax loss of $23.3 million, $36.9 million before income taxes.

  During the third quarter of 1995, Inland Steel Company refinanced $17 million of 10.75 percent pollution control revenue bonds with bonds bearing an interest rate of 6.85 percent. Also during the third quarter, the Company exchanged its Series F Exchangeable Preferred Stock for a $185 million 10.23% Subordinated Voting Note. On December 18, 1996, $85 million of the Subordinated Voting Note was repaid, with the remaining $100 million required to be redeemed on December 17, 1999, plus, in each instance, accrued and unpaid interest thereon. See Note 5 for additional information on the Subordinated Voting Note.

  The outstanding borrowing of the Company's ESOP is recorded as a liability of the Company because the Company has committed to make payments (dividends and supplemental contributions) to the ESOP Trust sufficient to service the ESOP debt. The ESOP notes are payable in semi-annual installments through July 2004 and are guaranteed by Joseph T. Ryerson & Son, Inc., a majority owned subsidiary of the Company. See Note 6 for additional information on the ESOP debt.

  Maturities of long-term debt and capitalized lease obligations due within five years are: $62.7 million in 1998, $115.5 million in 1999, $18.8 million in 2000, $169.9 million in 2001, and $21.1 million in 2002. See Note 18 regarding commitments and contingencies for other scheduled payments.

  Interest cost incurred by the Company totaled $64.3 million in 1997, $79.6 million in 1996, and $73.7 million in 1995. Included in these totals is capitalized interest of $1.7 million in 1997, $2.5 million in 1996, and $1.8 million in 1995.

NOTE 5/SUBORDINATED VOTING NOTE

  In December 1989, the Company sold 185,000 shares of the Company's Series F Exchangeable Preferred Stock, $1.00 par value per share ("Series F Preferred Stock"), for $185 million to NS Finance III, Inc., an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"). The preferred stock was exchanged in the third quarter of 1995 for the Company's 10.23% Subordinated Voting Note (see Note 4). The preferred stock entitled the holder to 30.604 votes per share and the Subordinated Voting Note entitles the holder to 30.604 votes per $1,000 of principal amount outstanding, which number may be adjusted from time to time upon the occurrence of certain events. The voting power was based on the equivalent number of common shares represented by a market value of $185 million at the time the preferred stock was issued. In the event of a change in control or certain other events, the holder may require the Company to redeem the Subordinated Voting Note at a 10 percent premium. In the event of an early redemption, the Company may be required to reimburse the holder for certain costs incurred as a result of such redemption.

  In connection with the sale of the Series F Preferred Stock, the Company agreed to repurchase $185 million of the Company's common stock, of which $157 million (amounting to 5.1 million shares) has been repurchased. As of December 31, 1997, the amount representing the remaining repurchase commitment of $28 million has been classified as temporary equity with a corresponding reduction of stockholders' equity. In December 1990, the Company suspended open-market stock purchases and agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, currently equal to $9 million to meet its obligation under the Series F Preferred Stock sale agreement.

  The terms of a letter agreement between the Company and NSC which provided for the purchase of the Series F Preferred Stock generally restrict the acquisition by NSC of additional securities of the Company and the disposition of the Subordinated Voting Note. Under certain circumstances related to a potential change in control of the Company, NSC may seek to acquire voting securities of the Company on terms and conditions no less favorable to the Company's stockholders than the terms and conditions offered in connection with the potential change in control.

  So long as the purchaser and permitted transferees beneficially own at least $100 million aggregate principal amount of the Subordinated Voting Note, the Company has agreed with NSC to nominate a mutually acceptable individual for election to the Company's Board of Directors. No such individual has been nominated.

NOTE 6/EMPLOYEE STOCK OWNERSHIP PLAN

  The Company sponsors a savings plan through which eligible salaried employees may elect to save a portion of their salary, of which the Company matches the first five percent of each participant's salary contributed, subject to certain IRS limitations. In July 1989, the Board of Directors amended the savings plan to include a leveraged ESOP. The ESOP Trust purchased
3.1 million newly issued shares of Series E Preferred Stock from the Company with the proceeds of loans totaling $150 million. As a result, effective January 1, 1990, the matching in the savings plan is in shares of Series E Preferred Stock provided principally by the Company's ESOP, supplemented as needed by newly issued shares. The Company accounts for its ESOP in accordance with AICPA Statement of Position 76-3.

  Effective January 1, 1998, salaried employees at RT will no longer participate in the above described savings plan and will no longer receive ESOP shares, except for dividend replacement shares, in their savings plan accounts. Shares allocated to such employees prior to year-end 1997 will remain in their accounts and dividend replacement shares will continue to be allocated to their accounts consistent with plan provisions. Future matching will be provided in cash consistent with provisions of a new savings plan established by RT. Compensation expense recognized at RT will not be materially impacted as a result of the change in savings plans.

  The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends on leveraged shares (shares purchased by the ESOP Trust in July 1989) received by the ESOP Trust. All dividends received by the ESOP are used to pay debt service. Dividends on Series E Preferred Stock are recorded as declared as reductions to retained earnings, net of applicable tax benefits on unallocated shares. Dividends on allocated leveraged shares are replaced with additional ESOP shares. Dividends on unallocated leveraged shares serve to reduce interest expense recognized by the Company.

  In each of 1997, 1996 and 1995, the ESOP Trust received $10.6 million in dividends and $8.1 million in contributions from the Company to make required principal and interest payments.

  As principal and interest payments are made, ESOP shares are made available for allocation based on the proportion of current payments to the total of current plus future payments. As shares are allocated, the Company records compensation expense equal to the original stated value of the shares of Series E Preferred Stock allocated to the participants during the period. Compensation expense related to the ESOP recognized by the Company totaled $8.4 million in 1997, $9.1 million in 1996, and $8.9 million in 1995. ESOP shares remaining unallocated are reported as unearned compensation on the Company's consolidated balance sheet.

  Interest expense is recognized as it is incurred by the ESOP Trust. Interest expense incurred by the ESOP Trust totaled $8.6 million, $9.3 million, and $10.0 million in 1997, 1996 and 1995, respectively.

  The ESOP shares as of December 31 were as follows:

                                                     1997      1996      1995
                                                   --------- --------- ---------
   Allocated shares............................... 1,603,623 1,447,642 1,268,126
   Unreleased shares.............................. 1,410,925 1,633,148 1,850,475
                                                   --------- --------- ---------
     Total ESOP shares............................ 3,014,548 3,080,790 3,118,601
                                                   ========= ========= =========

NOTE 7/CAPITAL STOCK

  On December 31, 1997, 7,972,744 shares of common stock remained reserved for issuance under the Company's various employee stock plans and upon conversion of shares of preferred stock.

  In the second quarter of 1995, the Company contributed 3.9 million shares of its common stock with an aggregate value of $100 million to the Company's Pension Trust.

  The Series A $2.40 Cumulative Convertible Preferred Stock, $1.00 par value per share ("Series A Preferred Stock"), is convertible into common stock at the rate of one share of common stock for each share of Series A Preferred Stock and is redeemable, at the Company's option, at $44 per share plus any accrued and unpaid dividends. Each such share is entitled to one vote and generally votes together with holders of common stock as one class.

  Shares of Series E Preferred Stock, $1.00 par value per share, entitle the holder to cumulative annual dividends of $3.523 per share, payable semi-annually, and to 1.25 votes per share. Shares of Series E Preferred Stock are convertible into the Company's common stock on a one-for-one basis. From time to time, the Company elects to provide additional shares of Series E Preferred Stock to the ESOP Trust to cover employee matching requirements not covered by the release of shares through scheduled principal and interest payments by the ESOP Trust on its outstanding notes (see Note 6).

  The following table details changes in capital accounts:

                                                                 PREFERRED STOCK           CAPITAL
                                                          ------------------------------ IN EXCESS OF
                           COMMON STOCK  TREASURY STOCK      SERIES A       SERIES E      PAR VALUE
                          -------------- ---------------  -------------- --------------- ------------
                          SHARES DOLLARS SHARES  DOLLARS  SHARES DOLLARS SHARES  DOLLARS   DOLLARS
                          ------ ------- ------  -------  ------ ------- ------  ------- ------------
                                        SHARES IN THOUSANDS AND DOLLARS IN MILLIONS
Balance at January 1,
 1995...................  50,556  $50.6  (6,006) $(200.9)   95    $ .1   3,103    $3.1     $1,088.0
 Acquisition of treasury
  stock.................     --     --     (138)    (4.0)  --      --      --      --           --
 Issued under employee
  benefit plans.........     --     --      415     15.6   --      --       44     --          (3.1)
 Redemption of Series E
  Preferred Stock.......     --     --      --       --    --      --      (28)    --          (1.3)
 Conversion of Series A
  Preferred Stock.......     --     --        1      --     (1)    --      --      --           --
 Issuance of Common
  Stock to Pension
  Trust.................     --     --    3,946    139.0   --      --      --      --         (39.0)
 Other changes..........     --     --      (33)     (.8)  --      --      --      --           1.1
                          ------  -----  ------  -------   ---    ----   -----    ----     --------
Balance at December 31,
 1995...................  50,556   50.6  (1,815)   (51.1)   94      .1   3,119     3.1      1,045.7
 Acquisition of treasury
  stock.................     --     --     (164)    (3.7)  --      --      --      --           --
 Issued under employee
  benefit plans.........     --     --      401     12.5   --      --       67      .1         (1.6)
 Redemption of Series E
  Preferred Stock.......     --     --      --       --    --      --     (105)    (.1)        (5.0)
 Other changes..........     --     --      (70)    (1.9)  --      --      --      --           1.1
                          ------  -----  ------  -------   ---    ----   -----    ----     --------
Balance at December 31,
 1996...................  50,556   50.6  (1,648)   (44.2)   94      .1   3,081     3.1      1,040.2
 Acquisition of treasury
  stock.................     --     --     (299)    (6.7)  --      --      --      --           --
 Issued under employee
  benefit plans.........     --     --      415     11.0   --      --       58     --           --
 Redemption of Series E
  Preferred Stock.......     --     --      --       --    --      --     (124)    (.1)        (6.0)
 Other changes..........     --     --      (26)     (.6)  --      --      --      --          (1.7)
                          ------  -----  ------  -------   ---    ----   -----    ----     --------
Balance at December 31,
 1997...................  50,556  $50.6  (1,558) $ (40.5)   94    $ .1   3,015    $3.0     $1,032.5
                          ======  =====  ======  =======   ===    ====   =====    ====     ========

NOTE 8/STOCK OPTION PLANS

  The Company has adopted the disclosure-only provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                             1997  1996   1995
                                                            ------ ----- ------
                                                            DOLLARS IN MILLIONS
                                                             (EXCEPT PER SHARE
                                                                   DATA)
Net income--as reported.................................... $119.3 $45.7 $146.8
Net income--pro forma...................................... $116.0 $42.4 $145.9
Earnings per share--as reported............................ $ 2.25 $ .75 $ 2.70
Earnings per share--pro forma.............................. $ 2.18 $ .68 $ 2.68

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 1.00%; expected volatility of 32.67%; risk-free interest rate of 6.63%; and expected term of 5 years.

  In July 1996, after the initial public offering of RT common stock, the compensation committee of RT elected to allow the substitution of RT common stock options for Company common stock options. As the exercise price of substituted options exceeded the then current market price of RT stock and all other terms of the options remained unchanged, there was no material increase in value to the employees resulting from the substitution and no material increase in cost to RT. 1,041,949 RT stock options were substituted for 855,494 Company stock options. Options substituted retain their originally granted vesting schedules. During 1997, RT granted options to employees. 87 percent of the compensation cost for these options, had they been determined on the fair value at the grant date consistent with the provisions of FASB Statement No. 123, is included in the above pro forma numbers.

  Options granted under each of the plans vest in not less than one year. Options granted in 1995 vested over a two year period, one-half after one year and one-half after two years. Options granted in 1996 vest over a three year period with one-third becoming fully vested at the end of each year. Options granted in 1997 vest over a two year period, one-half after one year and one-half after two years.

COMPANY PLAN

  The Inland 1995 Incentive Stock Plan, approved by stockholders on May 24, 1995, provides for the issuance, pursuant to options and other awards, of 2.0 million shares of common stock to officers and other key employees. Options remain outstanding and exercisable under the Inland 1992 and 1988 Incentive Stock Plans; however, no further options may be granted under these plans. Under the various plans, the per share option exercise price may not be less than 100 percent of the fair market value per share on the date of grant. During 1997, options were granted to 19 executives under the 1995 Plan and a total of 1,179,665 shares was available for future grants under that Plan as of December 31, 1997. The following summarizes the status of options under the plans for the periods indicated:

                                                 OPTION EXERCISE    WEIGHTED
                                      NUMBER OF  PRICE OR RANGE     AVERAGE
                                       SHARES       PER SHARE    EXERCISE PRICE
                                      ---------  --------------- --------------
Options (granted and unexercised) at
 December 31, 1994................... 2,244,007   $15.31-$39.75      $30.03
  Granted............................   469,600    23.19- 28.50       28.36
  Exercised..........................  (138,117)   15.31- 31.06       23.87
  Forfeited..........................  (104,600)   22.31- 39.75       31.17
  Expired............................   (96,300)   21.38- 39.75       36.78
                                      ---------   -------------      ------
Options (granted and unexercised) at
 December 31, 1995 (1,615,826
 exercisable)........................ 2,374,590    15.31- 39.75       29.73
  Granted............................ 1,416,900    22.69- 24.69       24.57
  Exercised..........................    (1,800)   15.31- 26.13       20.12
  Forfeited..........................  (136,200)   21.38- 33.75       26.09
  Expired............................   (94,050)   21.38- 39.75       33.34
  Substituted by RT..................  (855,494)   21.38- 39.75       27.76
                                      ---------   -------------      ------
Options (granted and unexercised) at
 December 31, 1996 (1,610,246
 exercisable)........................ 2,703,946    21.38- 39.75       27.72
  Granted............................    34,300           24.38       24.38
  Exercised..........................   (17,400)   21.38- 26.13       21.78
  Forfeited..........................   (97,500)   22.69- 39.75       27.46
  Expired............................   (38,110)   25.50- 39.75       32.65
                                      ---------   -------------      ------
Options (granted and unexercised) at
 December 31, 1997 (1,978,823
 exercisable)........................ 2,585,236    21.38- 39.75       27.72
                                      ---------   -------------      ------

  The weighted-average fair value of options granted during 1997 was $9.05.

  The following table summarizes information about fixed-price stock options outstanding at December 31, 1997:

                                  OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                             ----------------------------- ----------------------
                                      WEIGHTED-
                                       AVERAGE   WEIGHTED-            WEIGHTED-
                             NUMBER   REMAINING   AVERAGE   NUMBER     AVERAGE
    RANGE OF                   OF    CONTRACTUAL EXERCISE     OF       EXERCISE
 XERCISE PRICESE             SHARES     LIFE       PRICE    SHARES      PRICE
---------------              ------- ----------- --------- ---------- -----------
 $37.75 to $39.75........... 243,350   1 year     $38.81      243,350  $   38.81
  21.38 to  33.75........... 219,877   3 years     28.76      219,877      28.76
  25.50..................... 229,385   4 years     25.50      229,385      25.50
  26.13..................... 320,324   5 years     26.13      320,324      26.13
  30.88..................... 276,500   6 years     30.88      276,500      30.88
  28.50..................... 303,000   7 years     28.50      303,000      28.50
  22.69 to  24.69........... 958,500   8 years     24.50      386,387      24.51
  24.38.....................  34,300   9 years     24.38          --         N/A

  Stock appreciation rights ("SARs") may also be granted with respect to shares subject to outstanding options. No SAR has been granted since 1990. SAR compensation expense recorded by the Company was not material for any of the three years.

  The 1995 Plan also provides, as did the 1992 and 1988 Plans, for the granting of restricted stock and performance awards to officers and other key employees. During 1997, 139 performance awards were granted totaling 571,560 shares of stock and the equivalent of an additional 294,440 shares of stock payable in either stock or cash. None of these performance awards were paid in 1997 and 285,780 shares were forfeited when performance goals were not achieved. Also during 1997, no restricted stock awards were granted, however, 59,500 shares of previously granted restricted stock awards vested while 5,600 shares of restricted stock were forfeited. Of the performance awards granted prior to 1997, 6,618 shares (including dividend-equivalent shares) were issued to recipients while no shares were forfeited. During 1996, restricted stock awards totaling 16,100 shares were granted to 11 executives and no performance awards were granted. Also during 1996, 82,200 shares of previously granted restricted stock awards vested while 28,300 shares of restricted stock were forfeited, 31,424 shares of restricted stock were substituted by RT restricted stock, and 4,941 shares (including dividend-equivalent shares) were issued to recipients of performance awards previously granted while 28,079 shares (including dividend-equivalent shares) subject to performance awards were forfeited. During 1995, restricted stock awards totaling 28,524 shares were granted to 17 executives and one performance award totaling 2,000 shares was granted. Also during 1995, 16,105 shares of previously granted restricted stock awards vested while 18,405 shares of restricted stock were forfeited, and 16,841 shares (including dividend-equivalent shares) were issued to recipients of performance awards previously granted while 19,532 shares (including dividend-equivalent shares) subject to performance awards were forfeited.

  The Company also sponsors an employee stock purchase plan where employees have the opportunity to sign up twice a year to purchase stock at the end of each six month period at a price that is 90 percent of the fair market value price on the last day of the period. In 1997, 1996 and 1995, employees received stock with a total value that was approximately $100,000, $120,000 and $120,000, respectively, greater than the price paid for the stock issued.

RT PLAN

  The Ryerson Tull 1996 Incentive Stock Plan provides for the issuance, pursuant to options and other awards, of 2.3 million shares of RT common stock to officers and other key employees. Under this plan, the per share option exercise price may not be less than 100 percent of the fair market value per share on the date of grant. A total of 879,491 shares was available for future grants under that Plan as of December 31, 1997.

The following summarizes the status of RT options under the plan for the periods indicated:

                                                  OPTION EXERCISE    WEIGHTED
                                       NUMBER OF  PRICE OR RANGE     AVERAGE
                                        SHARES       PER SHARE    EXERCISE PRICE
                                       ---------  --------------- --------------
     Substituted for Company options.  1,041,949   $17.55-$32.63      $22.79
     Forfeited.......................     (8,768)   20.26- 25.34       21.50
                                       ---------   -------------      ------
   Options (granted and unexercised)
    at December 31, 1996 (511,359
    exercisable).....................  1,033,181    17.55- 32.63       22.80
     Granted.........................    324,500    14.06- 15.75       14.10
     Expired.........................     (4,625)          25.50       25.50
     Forfeited.......................    (20,971)   14.06- 32.63       23.15
                                       ---------   -------------      ------
   Options (granted and unexercised)
    at December 31, 1997 (713,514
    exercisable).....................  1,332,085    14.06- 32.63       20.67
                                       ---------   -------------      ------

  The weighted-average fair value of options granted during 1997 was $6.97.

  The following table summarizes information about RT fixed-price stock options outstanding at December 31, 1997:

                                 OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                            ----------------------------- ----------------------
                                     WEIGHTED-
                                      AVERAGE   WEIGHTED-            WEIGHTED-
                            NUMBER   REMAINING   AVERAGE   NUMBER     AVERAGE
      RANGE OF                OF    CONTRACTUAL EXERCISE     OF       EXERCISE
  EXERCISE PRICES           SHARES     LIFE       PRICE    SHARES      PRICE
  ---------------           ------- ----------- --------- ---------- -----------
   $30.99 to $32.63........  64,968   1 year     $32.08       64,968  $   32.08
    17.55 to  27.70........  65,723   3 years     25.15       65,723      25.15
    20.93..................  58,462   4 years     20.93       58,462      20.93
    21.44..................  89,360   5 years     21.44       89,360      21.44
    25.34 to  29.55........ 147,245   6 years     26.04      147,245      26.04
    23.39.................. 142,489   7 years     23.39      142,489      23.39
    20.26.................. 440,338   8 years     20.26      145,267      20.26
    14.06.................. 313,500   9 years     14.06          --         N/A
    14.75 to  15.75........  10,000  10 years     15.30          --         N/A

  The Plan provides that SARs may be granted with the same terms as the Company Plan. No SARs have been granted.

  The Plan provides for the granting of restricted stock and performance awards to officers and other key employees. During 1997, restricted stock awards totaling 5,500 shares were granted to 3 executives and 94 performance awards totaling 90,900 shares were granted. Shares totaling 63,885 were forfeited when performance hurdles were not met. Also during 1997, 23,050 shares of previously granted restricted stock awards vested while 1,218 shares of restricted stock were forfeited. During 1996, 31,424 shares of previously granted Company restricted stock were substituted by 38,273 shares of RT stock. Also during 1996, restricted stock awards totaling 18,854 were granted to 10 executives and no performance awards were granted.

  RT employees participate in the Company employee stock purchase plan where employees have the opportunity to sign up twice a year to purchase stock at the end of each six month period at a price that is 90 percent of the fair market value price on the last day of the period. In 1997, 1996 and 1995, RT employees received Company stock with a total value that was approximately $20,000, $30,000 and $30,000, respectively, greater than the price paid for the stock issued.

NOTE 9/STOCKHOLDER RIGHTS PLAN

  Pursuant to a stockholder rights plan, on November 25, 1997, the Board of Directors declared a dividend distribution, payable to stockholders of record on December 17, 1997, of one preferred stock purchase right (a "Right") for each outstanding share of the Company's common stock. The Rights will expire December 17, 2007, and will become exercisable only if a person or group becomes the beneficial owner of 20 percent or more of the common stock (a "20 percent holder"), commences a tender or exchange offer which would result in the offeror beneficially owning 20 percent or more of the common stock, or is determined by the Board to beneficially own at least 10 percent of the common stock and either intends to cause the Company to take certain actions not in the best long-term interests of the Company and its stockholders or is reasonably likely, through such beneficial ownership, to cause a material adverse impact on the business or prospects of the Company and its stockholders (an "Adverse Person"). Each Right will entitle stockholders to buy one newly issued unit of one one-hundredth of a share of Series D Junior Participating Preferred Stock at an exercise price of $80, subject to certain antidilution adjustments. The Company (with the concurrence of the independent continuing directors) will generally be entitled to redeem the Rights at $.01 per Right at any time prior to 15 days after a public announcement of the existence of a 20 percent holder.

  If a person or group accumulates 20 percent or more of the common stock (except pursuant to an offer for all outstanding shares of common stock which the independent continuing directors determine to be fair to and otherwise in the best interests of the Company and its stockholders) or the Board determines that a person or group is an Adverse Person, each Right (other than Rights held by such 20 percent holder and certain related parties which become void) will represent the right to purchase, at the exercise price, common stock (or, in certain circumstances, a combination of securities and/or assets) having a current market value equal to twice the exercise price. In addition, if, following the public announcement of the existence of a 20 percent holder, the Company is acquired in a merger or other business combination transaction, except a merger or other business combination transaction that takes place after the consummation of an offer for all outstanding shares of common stock that the independent continuing directors have determined to be fair, or a sale of 50 percent or more of the Company's assets or earning power is made to a third party, each Right (unless previously voided) will represent the right to purchase, at the exercise price, common stock of the acquiring entity having a value of twice the exercise price at the time.

  The Board of Directors has the option at any time after a person or group becomes a 20 percent holder or an Adverse Person to exchange all or part of the Rights (other than Rights held by such 20 percent holder or Adverse Person) for shares of the Company's common stock provided that the Company may not make such an exchange after any person becomes the beneficial owner of 50 percent or more of the Company's outstanding common stock.

NOTE 10/DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

 Derivatives

  The Company has only limited involvement with derivative financial instruments, none of which are used for trading purposes. Derivatives are used to hedge exposure to fluctuations in costs caused by the price volatility of certain metal commodities and natural gas supplies. Gains and losses associated with these hedging transactions become part of the cost of the item being hedged. At no time during 1997, 1996 or 1995 were such hedging transactions material.

 Cash and cash equivalents

  The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

 Long-term investment

  In 1989, the Company and NSC, through a subsidiary, each purchased in the open market approximately $15 million of the other company's common stock. The estimated fair value of the NSC common stock at year-end 1997 and 1996, based on the quoted market price and exchange rate at each year end, was $3.6 million and $7.2 million, respectively, as compared with the carrying value of $7.5 million and $9.8 million included in the balance sheet at December 31, 1997 and 1996, respectively.

 Long-term debt

  The estimated fair value of the Company's long-term debt and the current portions thereof (excluding the Subordinated Voting Note), using quoted market prices of Company debt securities recently traded and market-based prices of similar securities for those securities not recently traded, was $712 million at December 31, 1997 and $720 million at December 31, 1996 as compared with the carrying value of $668 million and $693 million included in the balance sheet at year-end 1997 and 1996, respectively.

 Subordinated voting note

  The Company believes that it is not practical to estimate a fair market value different from this security's carrying value of $100 million as the security was sold to a joint venture partner and has numerous features unique to this security including, but not limited to, the right to appoint a director, the right of first refusal in change in control situations, a limitation on the acquisition of additional Company stock, and the agreement by the Company to buy back $185 million of the Company's common stock.

NOTE 11/PROVISIONS FOR RESTRUCTURING

  In the fourth quarter of 1997, the Company recorded a charge of $10 million relating to additional restructuring provisions for previously discontinued raw material operations primarily related to retiree health care and other benefit costs.

  At year-end 1996, the Company recorded a charge of $26 million for provisions related to pensions, health care, and severance costs resulting from a salaried workforce reduction plan.

  In the 1995 third quarter, the Company recorded a charge of $35 million for provisions related to pensions, health care, and severance costs resulting from the acceptance by approximately 300 salaried Inland Steel Company employees of a voluntary retirement package offered during the quarter. In addition, Inland Steel Company announced the closure of its plate operation. Provisions for pensions and other employee benefits related to the shutdown of this operation had been previously accrued.

  With the closure of the plate operation, the Company completed the workforce reduction program announced in 1991. A final computation of the employee benefit costs required for the 1991 program resulted in unused reserves due to differences between the actual makeup of the population leaving the Company under this program and the projections used in 1991. The Company, therefore, reversed $65 million of unused reserves from the balance sheet and recorded a corresponding credit to income in the third quarter of 1995.

  During the 1995 third quarter, the Company also increased reserves for previously discontinued or reduced operations related to the Company's restructuring efforts by $18 million, approximately half of which related to benefit costs, primarily at a closed iron ore mining facility, and half related to impairment of assets beyond amounts previously recognized. In addition, the Company increased its environmental reserves by $7 million.

  Inland Steel Company has taken initiatives to reduce its production costs by the shutdown of certain Indiana Harbor Works facilities and raw materials operations. Reserve balances related to provisions recorded for these shutdowns, which include long-term liabilities for mine reclamation costs and employee benefits, totaled $129.5 million, $131.6 million and $135.9 million at December 31, 1997, 1996 and 1995, respectively.

NOTE 12/RETIREMENT BENEFITS

 Pensions

  The Company's non-contributory defined benefit pension plans cover substantially all Company employees, retirees and their beneficiaries. Benefits provided participants of the plans are based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate for all other wage employees, including members of the United Steelworkers of America.

  Effective April 30, 1996, that portion of the Company's pension plan covering RT's current and former employees was separated and became the Ryerson Tull Pension Plan. Due to this separation, the Company remeasured each subsidiary's benefit obligation using plan data and actuarial assumptions as of the date of separation. An amount of assets proportional to the liabilities assumed by the Ryerson Tull Pension Plan was allocated to such plan.

  Effective January 1, 1998, RT froze its defined benefit pension plan for certain salaried employees and instituted a defined contribution plan. Salaried participants vested in their accrued benefits under the pension plan at December 31, 1997 and will be entitled to those benefits on retirement. Certain employees that meet specified age and service requirements will continue to accrue benefits for an additional five years under the pension plan. The changes to the retirement plan for affected salaried employees resulted in a $8.9 million curtailment gain recorded by RT in 1997.

  While funding was not required under ERISA funding standards, the Company elected to fund its Pension Trust in the 1995 second quarter, its first funding since 1984, with 3.9 million shares of Company common stock with an aggregate value of $100 million. In 1997, the Company elected to fund its pension plans with cash, contributing $30.0 million to the Company's plan and $6.9 million to RT's plan.

  The assumptions used to determine the plans' funded status at September 30 were as follows:

                                                                       1997 1996
                                                                       ---- ----
   Discount (settlement) rate......................................... 7.5% 8.0%
   Rate of compensation increase...................................... 4.0% 4.0%
   Rate of return on plan assets...................................... 9.5% 9.5%

  The funded status of the Industries Pension Plan (excluding Ryerson Tull) and the Ryerson Tull Pension Plan as of September 30, 1997 and 1996 were as follows:

                                                      SEPTEMBER 30
                                          -------------------------------------
                                                 1997               1996
                                          ------------------ ------------------
                                                     RYERSON            RYERSON
                                          INDUSTRIES  TULL   INDUSTRIES  TULL
                                          ---------- ------- ---------- -------
                                                   DOLLARS IN MILLIONS
Fair value of plan assets
  Equities...............................   $1,381    $203     $1,081    $157
  Bonds..................................      461      68        501      73
  Real estate............................      113      17        112      16
  Cash equivalents and accrued interest..       36       5         35       5
                                            ------    ----     ------    ----
                                             1,991     293      1,729     251
                                            ------    ----     ------    ----
Actuarial present value of benefits for
 service rendered to date:
  Accumulated Benefit Obligation based on
   compensation to date, including vested
   benefits of $1,765 and $1,620 for
   Industries, and $256 and $211 for
   Ryerson Tull in 1997 and 1996,
   respectively..........................    1,894     274      1,746     225
  Additional benefits based on estimated
   future compensation levels............       73      29        105      27
                                            ------    ----     ------    ----
  Projected Benefit Obligation...........    1,967     303      1,851     252
                                            ------    ----     ------    ----
Plan assets in excess of (shortfall to)
 Projected Benefit Obligation............   $   24    $(10)    $ (122)   $ (1)
                                            ======    ====     ======    ====

  The Projected Benefit Obligation is the full measure of the Company's "going concern" liability for pensions accrued to date based on current interest rates. It includes the effect of future compensation increases for benefits based on final pay. It does not, however, take into consideration contingent benefits that are not expected to be paid but that would require funding in any plan termination.

  The accrued pension cost reflected in the balance sheet can be reconciled to the excess of or shortfall to plan assets as shown below:

                                                       SEPTEMBER 30
                                           -------------------------------------
                                                  1997               1996
                                           ------------------ ------------------
                                                      RYERSON            RYERSON
                                           INDUSTRIES  TULL   INDUSTRIES  TULL
                                           ---------- ------- ---------- -------
                                                    DOLLARS IN MILLIONS
Plan assets in excess of (shortfall to)
 Projected Benefit Obligation.............    $24      $(10)    $(122)     $(1)
Unrecognized transition asset.............    (47)       (5)      (67)      (8)
Unrecognized net loss (gain)..............    (18)       14       131        3
Unrecognized prior service cost...........    105         8       117        8
Adjustment required to recognize
 additional minimum liability.............    --        --        (76)     --
                                              ---      ----     -----      ---
Prepaid (accrued) pension cost............     64         7       (17)       2
Expense, October through December.........     (2)       (1)      --        (1)
Pension curtailment gain..................    --          9       --       --
Workforce reduction provision.............    --        --        (19)     --
                                              ---      ----     -----      ---
  Prepaid (accrued) pension cost at
   December 31............................    $62      $ 15     $ (36)     $ 1
                                              ===      ====     =====      ===

  The additional minimum pension liability in 1996 represented the excess of the unfunded Accumulated Benefit Obligation over previously accrued pension costs. A corresponding intangible asset was recorded as an offset to this additional liability as prescribed.

  The unrecognized transition asset is being recognized in income by reducing pension expense in equal annual installments of $23.1 million through 1999. Any subsequent unrecognized net gain or loss in excess of 10 percent of the greater of the Projected Benefit Obligation or the fair value of plan assets will be amortized over the remaining service period of active employees.

  Pension cost for 1997, 1996 and 1995 is composed of the components set forth in the table below:

                                                        1997    1996    1995
                                                       ------  ------  ------
                                                       DOLLARS IN MILLIONS
   Service cost--present value of benefits earned
    during year....................................... $   28  $   29  $   28
   Interest on service cost and Projected Benefit
    Obligation........................................    164     155     153
   Actual return on plan assets.......................   (433)   (213)   (290)
   Net amortization and deferral......................    250      35     117
                                                       ------  ------  ------
   Total pension cost................................. $    9  $    6  $    8
                                                       ======  ======  ======

 Benefits Other Than Pensions

  Substantially all of the Company's employees are covered under postretirement life insurance and medical benefit plans that involve deductible and co-insurance requirements. The postretirement life insurance benefit formula used in the determination of postretirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The Company does not prefund any of these postretirement benefits. Effective January 1, 1994, a Voluntary Employee Benefit Association Trust was established for payment of health care benefits made to Inland Steel Company United Steelworkers of America retirees. Funding of the Trust is made as claims are submitted for payment.

  The amount of net periodic postretirement benefit cost for 1997, 1996 and 1995 is composed of the following:

                                                           1997    1996    1995
                                                          ------  ------  ------
                                                          DOLLARS IN MILLIONS
   Service cost.......................................... $   12  $   13  $   12
   Interest cost.........................................     71      74      74
   Net amortization and deferral.........................    (18)    (14)    (21)
                                                          ------  ------  ------
     Total net periodic postretirement benefit cost...... $   65  $   73  $   65
                                                          ======  ======  ======

  The following table sets forth components of the accumulated postretirement benefit obligation:

                                                                 SEPTEMBER 30
                                                                 -------------
                                                                  1997   1996
                                                                 ------ ------
                                                                  DOLLARS IN
                                                                   MILLIONS
   Accumulated postretirement benefit obligation attributable to:
     Retirees..................................................  $  605 $  542
     Fully eligible plan participants..........................     100     88
     Other active plan participants............................     295    273
                                                                 ------ ------
   Accumulated postretirement benefit obligation...............   1,000    903
     Unrecognized net gain.....................................     194    277
     Unrecognized prior service credit.........................      64     60
                                                                 ------ ------
   Accrued postretirement benefit obligation...................   1,258  1,240
   Expense, net of benefits provided, October through December.       4      8
   Workforce reduction provision...............................     --       4
                                                                 ------ ------
     Accrued postretirement benefit obligation at December 31..  $1,262 $1,252
                                                                 ====== ======

  Any net gain or loss in excess of 10 percent of the accumulated postretirement benefit obligation is amortized over the remaining service period of active plan participants.

  The assumptions used to determine the plan's accumulated postretirement benefit obligation are as follows:

                                                                   SEPTEMBER 30
                                                                   -------------
                                                                    1997   1996
                                                                   ------ ------
   Discount rate..................................................   7.5%   8.0%
   Rate of compensation increase..................................   4.0%   4.0%
   Medical cost trend rate........................................   4.5%   4.5%

  A one percentage point increase in the assumed health care cost trend rates for each future year increases the sum of the service cost and interest cost components of the annual net periodic postretirement benefit cost and the accumulated postretirement benefit obligation as of September 30, 1997 by $10 million and $113 million, respectively.

NOTE 13/INCOME TAXES

  The elements of the provisions for income taxes for each of the three years indicated below were as follows:

                                                               YEARS ENDED
                                                               DECEMBER 31
                                                            --------------------
                                                            1997  1996     1995
                                                            ----- -----    -----
                                                               DOLLARS IN
                                                                MILLIONS
Current income taxes:
  Federal.................................................. $23.0 $ 2.3Cr. $ 4.8
  State and foreign........................................   6.2   5.0      6.3
                                                            ----- -----    -----
                                                             29.2   2.7     11.1
Deferred income taxes......................................  51.1  41.1     79.2
                                                            ----- -----    -----
  Total tax expense........................................ $80.3 $43.8    $90.3
                                                            ===== =====    =====

--------
Cr. = Credit

  The components of the deferred income tax assets and liabilities arising under FASB Statement No. 109 were as follows:

                                                                   DECEMBER 31
                                                                   ------------
                                                                   1997   1996
                                                                   -----  -----
                                                                   DOLLARS IN
                                                                    MILLIONS
Deferred tax assets (excluding postretirement benefits other than pensions):
  Net operating loss and tax credit carryforwards................  $ 315  $ 314
  Restructuring and termination reserves.........................     28     28
  Other deductible temporary differences.........................     52    105
  Less valuation allowances......................................     (3)    (3)
                                                                   -----  -----
                                                                     392    444
                                                                   -----  -----
Deferred tax liabilities:
  Fixed asset basis difference...................................    499    482
  Other taxable temporary differences............................     82     86
                                                                   -----  -----
                                                                     581    568
                                                                   -----  -----
Net deferred liability (excluding postretirement benefits other
 than pensions)..................................................   (189)  (124)
FASB Statement No. 106 impact (postretirement benefits other than
 pensions).......................................................    451    442
                                                                   -----  -----
Net deferred asset...............................................  $ 262  $ 318
                                                                   =====  =====

  For tax purposes, the Company had available, at December 31, 1997, net operating loss ("NOL") carryforwards for regular federal income tax purposes of approximately $745 million which will expire as follows: $232 million in the year 2006, $287 million in the year 2007, $132 million in the year 2008, $14 million in the year 2009, and $80 million in the year 2011. The Company also had investment tax credit and other general business credit carryforwards for tax purposes of approximately $6 million, which expire during the years 1998 through 2006. A valuation allowance has been established for those tax credits which are not expected to be realized. Additionally, in conjunction with the Alternative Minimum Tax ("AMT") rules, the Company had available AMT credit carryforwards for tax purposes of approximately $48 million, which may be used indefinitely to reduce regular federal income taxes.

  The Company believes that it is more likely than not that all of the NOL carryforwards will be utilized prior to their expiration. This belief is based upon the factors discussed below.

  The NOL carryforwards and existing deductible temporary differences (excluding those relating to FASB Statement No. 106) are substantially offset by existing taxable temporary differences reversing within the carryforward period. Furthermore, any such recorded tax benefits which would not be so offset are expected to be realized by continuing to achieve future profitable operations.

  Subsequent to the adoption of FASB Statement No. 109, the Company adopted FASB Statement No. 106 and recognized the entire transition obligation at January 1, 1992, as a cumulative effect charge in 1992. At December 31, 1997, the deferred tax asset related to the Company's FASB Statement No. 106 obligation was $451 million. To the extent that future annual charges under FASB Statement No. 106 continue to exceed deductible amounts, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period of that loss. Because of the extremely long period that is available to realize these future tax benefits, a valuation allowance for this deferred tax asset is not necessary.

  The Company operates in a highly cyclical industry and consequently has had a history of generating and then fully utilizing significant amounts of NOL carryforwards. During the years 1986 through 1989, the Company utilized approximately $600 million of NOL carryforwards and for the years 1995 and 1997 in total utilized approximately $283 million of NOL carryforwards.

  Total income taxes reflected in the Consolidated Statement of Operations differ from the amounts computed by applying the federal corporate rate as follows:

                                                         YEARS ENDED
                                                         DECEMBER 31
                                                      -----------------------
                                                      1997     1996     1995
                                                      -----    -----    -----
                                                         DOLLARS IN
                                                          MILLIONS
Federal income tax expense computed at statutory tax
 rate of 35%........................................  $72.8    $40.5    $83.0
Additional taxes or credits from:
  State and local income taxes, net of federal
   income tax effect................................    9.7      5.4      9.4
  Percentage depletion..............................    3.0Cr.   2.8Cr.   2.9Cr.
  All other, net....................................     .8       .7       .8
                                                      -----    -----    -----
    Total income tax expense........................  $80.3    $43.8    $90.3
                                                      =====    =====    =====

--------
Cr. = Credit

NOTE 14/I/N TEK AND I/N KOTE JOINT VENTURES

  I/N Tek, a general partnership formed for a joint venture between the Company and NSC, owns and operates a cold-rolling facility. I/N Tek is 60 percent owned by a wholly owned subsidiary of Inland Steel Company and 40 percent owned by an indirect wholly owned subsidiary of NSC. Inland Steel Company has exclusive rights to the productive capacity of the facility, except in certain limited circumstances, and, under a tolling arrangement with I/N Tek, has an obligation to use the facility for the production of cold rolled steel. Under the tolling arrangement, Inland Steel Company was charged $149.2 million, $144.8 million and $147.5 million in 1997, 1996 and 1995, respectively, for such tolling services. The Company and NSC each have guaranteed a portion of the long-term financing of I/N Tek. At December 31, 1997, the Company's share of such guaranty amounted to $116 million.

  The Company and NSC also own and operate another joint venture which consists of a 400,000 ton electrogalvanizing line and a 500,000 ton hot-dip galvanizing line adjacent to the I/N Tek facility. I/N Kote, the general partnership formed for this joint venture, is owned 50 percent by a wholly owned subsidiary of Inland Steel Company and 50 percent by an indirect wholly owned subsidiary of NSC. Inland Steel Company and NSC each have guaranteed the share of long-term financing attributable to their respective subsidiary's interest in the partnership. I/N Kote had $376 million outstanding under its long-term financing agreement at December 31, 1997. I/N Kote is required to buy all of its cold rolled steel from Inland Steel Company, which is required to furnish such cold rolled steel at a price that results in an annual return on equity to the partners of I/N Kote, depending upon operating levels, of up to 10 percent after operating and financing costs; this price is subject to an adjustment if Inland Steel Company's return on sales differs from I/N Kote's return on sales. Purchases of Inland Steel Company cold rolled steel by I/N Kote aggregated $320.6 million in 1997, $314.9 million in 1996 and $303.7 million in 1995. At year-end 1997 and 1996, I/N Kote owed the Company $12.8 million and $18.4 million, respectively, related to these purchases. Prices of cold rolled steel sold by Inland Steel Company to I/N Kote are determined pursuant to the terms of the joint venture agreement and are based, in part, on operating costs of the partnership. In 1997, 1996 and 1995, Inland Steel Company sold cold rolled steel to I/N Kote at prices that exceeded production costs but were less than the market prices for cold rolled steel products. I/N Kote also provides tolling services to Inland Steel Company for which it was charged $22.1 million in 1997, $24.5 million in 1996 and $32.6 million in 1995. Inland Steel Company sells all I/N Kote products that are distributed in North America.

NOTE 15/INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

  The Company's investments in unconsolidated joint ventures accounted for by the equity method consist primarily of its 60 percent interest in I/N Tek, 50 percent interest in I/N Kote, 50 percent interest in PCI Associates, 50 percent interest in Ryerson de Mexico, 50 percent interest in I.M.F. Steel International Ltd., 40 percent interest in the Empire Iron Mining Partnership, 15 percent interest in Wabush Mines in 1996 and 1995, and 12 1/2 percent interest in Walbridge Electrogalvanizing Company. I/N Tek and I/N Kote are joint ventures with NSC (see Note 14). The Company does not exercise control over I/N Tek, as all significant management decisions of the joint venture require agreement by both of the partners. Due to this lack of control by the Company, the Company accounts for its investment in I/N Tek under the equity method. PCI Associates is a joint venture which operates a pulverized coal injection facility at the Indiana Harbor Works. Ryerson de Mexico is a materials distribution joint venture operated in Mexico. The I.M.F. joint venture markets Company products and services abroad and purchases certain raw materials. Empire is an iron ore mining and pelletizing venture owned in various percentages primarily by U.S. steel companies. In 1997, the Company, through its Inland Steel Company subsidiary, sold its interest in Wabush Mines, resulting in a $9 million pretax gain. Walbridge is a venture that coats cold rolled steel in which Inland has the right to 25 percent of the productive capacity. Following is a summary of combined financial information of the Company's unconsolidated joint ventures:

                                                     1997     1996     1995
                                                   -------- -------- --------
                                                      DOLLARS IN MILLIONS
   Results of Operations for the years ended
    December 31:
     Gross revenue................................ $1,282.8 $1,355.5 $1,282.2
     Costs and expenses...........................  1,163.8  1,277.2  1,203.2
                                                   -------- -------- --------
     Net income................................... $  119.0 $   78.3 $   79.0
                                                   ======== ======== ========
   Financial Position at December 31:
     Current assets............................... $  281.8 $  306.3 $  313.6
     Total assets.................................  1,477.3  1,857.2  1,897.3
     Current liabilities..........................    244.7    249.3    282.2
     Total liabilities............................  1,034.6  1,421.7  1,487.8
     Net assets...................................    442.7    435.5    409.5

NOTE 16/ACQUISITIONS

  During 1997, the Company, through its majority-owned subsidiary Ryerson Tull, Inc., acquired Thypin Steel Co., Inc., Omni Metals, Inc. and the assets of Cardinal Metals, Inc. for an aggregate of $139.9 million in cash plus assumption of debt. The acquisitions have been accounted for by the purchase method of accounting and the purchase price has been allocated to assets acquired and liabilities assumed. Results of operations since acquisition for each company are included in the consolidated results. The pro forma effect for 1997 and 1996 had these acquisitions occurred at the beginning of each such year is not material.

NOTE 17/EARNINGS PER SHARE

BASIC EARNINGS PER SHARE

                                                            1997  1996    1995
                                                           ------ -----  ------
                                                           DOLLARS AND SHARES
                                                           IN MILLIONS (EXCEPT
                                                             PER SHARE DATA)
Income before extraordinary items......................... $119.3 $69.0  $146.8
Less preferred stock dividends............................    9.1   9.1    19.0
                                                           ------ -----  ------
Income available to common stockholders...................  110.2  59.9   127.8
Extraordinary items.......................................    --  (23.3)    --
                                                           ------ -----  ------
Net income available to common stockholders............... $110.2 $36.6  $127.8
                                                           ====== =====  ======
Average shares of common stock outstanding................   48.9  48.8    47.3
                                                           ====== =====  ======
Basic earnings per share
  Before extraordinary items.............................. $ 2.25 $1.23  $ 2.70
  Extraordinary items.....................................    --   (.48)    --
                                                           ------ -----  ------
  Net income.............................................. $ 2.25 $ .75  $ 2.70
                                                           ====== =====  ======

DILUTED EARNINGS PER SHARE

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                          DOLLARS AND SHARES
                                                         IN MILLIONS (EXCEPT
                                                           PER SHARE DATA)
Income available to common stockholders................  $110.2  $ 59.9  $127.8
Effect of dilutive securities
  Series A preferred stock.............................     --      --       .2
  Series E leveraged preferred stock...................     8.7     8.5     8.2
  Additional ESOP funding required on conversion of
   Series E leveraged preferred stock, net of tax......    (8.1)   (7.9)   (7.6)
                                                         ------  ------  ------
Income available to common stockholders and assumed
 conversions before extraordinary items................   110.8    60.5   128.6
Extraordinary items....................................     --    (23.3)    --
                                                         ------  ------  ------
Net income available to common stockholders and assumed
 conversions...........................................  $110.8  $ 37.2  $128.6
                                                         ======  ======  ======
Average shares of common stock outstanding.............    48.9    48.8    47.3
Assumed conversion of
  Series A preferred stock.............................     --      --       .1
  Series E leverage preferred stock....................     3.0     3.0     3.0
Dilutive effect of stock options.......................     --      --       .1
                                                         ------  ------  ------
Shares outstanding for diluted earnings per share
 calculation...........................................    51.9    51.8    50.5
                                                         ======  ======  ======
Diluted earnings per share
  Before extraordinary items...........................  $ 2.13  $ 1.17  $ 2.55
  Extraordinary items..................................     --     (.45)    --
                                                         ------  ------  ------
  Net income...........................................  $ 2.13  $  .72  $ 2.55
                                                         ======  ======  ======

NOTE 18/COMMITMENTS AND CONTINGENCIES

  At year-end 1997, Inland Steel Company guaranteed $18.3 million of long-term debt attributable to a subsidiary's interest in PCI Associates.

  As part of the agreement covering the 1990 sale of the Inland Lime & Stone Company division assets, Inland Steel Company agreed, subject to certain exceptions, to purchase, at prices which approximate market, the annual limestone needs of the Indiana Harbor Works through 2002.

  The Company and its subsidiaries have various operating leases for which future minimum lease payments are estimated to total $155.8 million through 2022, including approximately $36.6 million in 1998, $31.9 million in 1999, $26.5 million in 2000, $20.8 million in 2001, and $12.7 million in 2002.

  It is anticipated that the Company will make capital expenditures of $2 million to $5 million annually in each of the next five years for the construction, and have ongoing annual expenditures of $40 million to $50 million for the operation, of air and water pollution control facilities to comply with current federal, state and local laws and regulations. The Company is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. While it is not possible to predict the results of these matters, the Company does not expect environmental expenditures, excluding amounts that may be required in connection with the consent decree in the 1990 EPA lawsuit, to materially affect the Company's results of operations or financial position. Corrective actions relating to the EPA consent decree may require significant expenditures over the next several years that may be material to the results of operations or financial position of the Company. At December 31, 1997, the Company's reserves for environmental liabilities totaled $25 million, $19 million of which related to the sediment remediation under the 1993 EPA consent decree.

  The total amount of firm commitments of the Company and its subsidiaries to contractors and suppliers, primarily in connection with additions to property, plant and equipment, approximated $35 million at year-end 1997.

NOTE 19/BUSINESS SEGMENTS AND CONCENTRATION OF CREDIT RISK

  The Company operates in two business segments, Steel Manufacturing and Materials Distribution.

  Steel Manufacturing operations include the manufacture of steel mill products and the mining and processing of iron ore. Steel Manufacturing produces and sells a wide range of steels, of which approximately 99 percent consists of carbon and high-strength low-alloy steel grades. Approximately 78 percent of this segment's sales were to customers in five mid-American states, and 94 percent were to customers in 20 mid-American states. Over half the sales are to the steel service center and transportation (including automotive) markets.

  The Materials Distribution business segment processes and distributes a broad line of steel products, non-ferrous metals and industrial plastics to a wide range of industrial users on a nationwide basis. This segment includes Joseph T. Ryerson & Son, Inc. and J. M. Tull Metals Company, Inc.

  Substantially all sales between segments are recorded at current market prices. Operating profit consists of total sales less operating expenses. Operating expenses of segments do not include any allocation of general corporate income and expense, other non-operating income or expense, interest income or expense, or income taxes.

  Identifiable assets are those that are associated with each business segment. Corporate assets are principally investments in cash equivalents, except those at RT, the intangible pension asset in 1996 and 1995, and the assets of discontinued segments.

  Substantially all of the Company's operations are located in the United States, and foreign sales are not material. At year-end 1997, investments in foreign operations were not material.

                      INFORMATION ABOUT BUSINESS SEGMENTS

                                                    YEARS ENDED DECEMBER 31
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
                                                      DOLLARS IN MILLIONS
NET SALES
Steel Manufacturing Operations:
Sales to unaffiliated customers................... $2,259.1  $2,195.2  $2,337.4
Intersegment sales................................    208.4     202.1     175.9
                                                   --------  --------  --------
                                                    2,467.5   2,397.3   2,513.3
                                                   --------  --------  --------
Materials Distribution Operations:
Sales to unaffiliated customers...................  2,780.5   2,382.7   2,437.8
Intersegment sales................................      8.9      11.3      12.3
                                                   --------  --------  --------
                                                    2,789.4   2,394.0   2,450.1
                                                   --------  --------  --------
Eliminations and adjustments......................   (210.1)   (207.2)   (181.9)
                                                   --------  --------  --------
  Total net sales................................. $5,046.8  $4,584.1  $4,781.5
                                                   ========  ========  ========
OPERATING PROFIT
Steel Manufacturing Operations.................... $  143.8  $   48.0  $  181.7
Materials Distribution Operations.................    144.2     120.0     148.7
Eliminations and adjustments......................     (2.2)     (2.3)     (1.9)
                                                   --------  --------  --------
  Total operating profit.......................... $  285.8  $  165.7  $  328.5
                                                   ========  ========  ========
IDENTIFIABLE ASSETS
Steel Manufacturing Operations.................... $2,323.9  $2,280.4  $2,291.5
Materials Distribution Operations.................  1,164.1     929.1     821.2
                                                   --------  --------  --------
                                                    3,488.0   3,209.5   3,112.7
General corporate and other.......................    158.5     332.1     445.6
                                                   --------  --------  --------
  Total assets on December 31..................... $3,646.5  $3,541.6  $3,558.3
                                                   ========  ========  ========
DEPRECIATION
Steel Manufacturing Operations.................... $  133.0  $  124.6  $  121.2
Materials Distribution Operations.................     23.2      20.8      20.4
                                                   --------  --------  --------
                                                      156.2     145.4     141.6
General corporate and other.......................      1.7       1.6       1.5
                                                   --------  --------  --------
  Total depreciation.............................. $  157.9  $  147.0  $  143.1
                                                   ========  ========  ========
CAPITAL EXPENDITURES
Steel Manufacturing Operations.................... $   98.4  $  155.8  $  113.9
Materials Distribution Operations.................     40.4      24.1      19.3
                                                   --------  --------  --------
                                                      138.8     179.9     133.2
General corporate and other.......................       .9       1.0       1.4
                                                   --------  --------  --------
  Total capital expenditures...................... $  139.7  $  180.9  $  134.6
                                                   ========  ========  ========

NOTE 20/RECENT DEVELOPMENTS

  On March 17, 1998, the Company announced it had signed a binding letter agreement with Ispat International N.V. ("Ispat") whereby Ispat will acquire Inland Steel Company ("ISC") for a total transaction value of approximately $1.43 billion. The agreement has been approved by the Boards of Directors of both companies. As part of the $1.43 billion transaction, Ispat will: i) pay $650 million in cash for the common stock of ISC held by the Company; ii) pay $238.2 million for the preferred stock of ISC held by the Company; iii) repay the intercompany debt of ISC owed to the Company, which at December 31, 1997, was $230.7 million; and iv) assume debt owed to third parties of approximately $307.9 million. The Company intends to distribute a significant portion of the net proceeds from the sale to its stockholders through stock repurchases, dividends or a combination thereof. The sale is subject to a definitive agreement, antitrust clearance, other closing conditions, and the need to give the United Steelworkers of America the opportunity to make an offer to purchase ISC. It is anticipated that the transaction will close in the third quarter of 1998. Following the sale, the Company's primary business will be metals distribution, presently conducted by RT. The Company is currently considering a plan to combine with RT into one entity subsequent to the closing of the sale.